Exhibit 10.1

______________________________________________________________________________

STOCK PURCHASE AGREEMENT

BY AND AMONG

INTERACTIVE STRENGTH INC.,

STEPR, INC.,

THE SELLER (AS DEFINED HEREIN),

THE INDIRECT EQUITYHOLDERS (AS DEFINED HEREIN),

THE SUPPORTING PARTIES (AS DEFINED HEREIN),

AND

THE SELLER REPRESENTATIVE (AS DEFINED HEREIN)

DATED July 7, 2026

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS.		7
1.1	Definitions	7
1.2	Other Definitions	17
SECTION 2. PURCHASE AND SALE OF SHARES.		19
2.1	Purchase and Sale	19
2.2	Payments at the Closing	19
2.3	Equity Consideration Conversion and Scaling.	20
2.4	Post-Closing Payments.	22
2.5	Withholding	23
SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.		23
3.1	Organization and Corporate Power	23
3.2	Authorization of Transactions	23
3.3	Non-Contravention	23
3.4	Capitalization	24
3.5	No Subsidiaries	24
3.6	Financial Statements	24
3.7	Accounts Receivable; Accounts Payable	25
3.8	Inventory	26
3.9	Title and Sufficiency of Assets	26
3.10	Top Customers and Suppliers	26
3.11	Absence of Changes	27
3.12	Leased Real Property	29
3.13	Contracts and Commitments	29
3.14	Intellectual Property	31
3.15	Litigation; Proceedings	35
3.16	Governmental Licenses and Permits	35
3.17	Compliance with Laws	35
3.18	Taxes	35
3.19	Employees	37
3.20	Employee Benefit Plans	38
3.21	ESOP Matters	40

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3.22	Insurance	40
3.23	Environmental Matters	41
3.24	Affiliate Transactions	41
3.25	Brokerage	41
3.26	Warranty and Related Matters; Recalls	41
3.27	Product Liability	42
3.28	Anticorruption and Anti-Bribery Laws	42
3.29	Sanctions and Trade Regulations	42
3.30	Import/Export and Customs Compliance.	43
3.31	Securities Offerings	43
3.32	Bank Accounts	43
3.33	No Other Representations	43
SECTION 4. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER PARTIES.		44
4.1	Ownership of Shares	44
4.2	Organization and Corporate Power	44
4.3	Authorization of Transactions	44
4.4	Non-Contravention	44
4.5	Litigation	45
4.6	Brokerage	45
4.7	Investment Representations	45
SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE INDIRECT EQUITYHOLDERS AND THE SUPPORTING PARTIES.		45
5.1	Organization and Power	45
5.2	Authorization of the Transactions	45
5.3	Non-Contravention	46
5.4	Litigation	46
5.5	Brokerage	46
5.6	Investment Representations	46
SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.		46
6.1	Organization and Corporate Power	46
6.2	Authorization of Transactions	47
6.3	Non-Contravention	47
6.4	Brokerage	47
6.5	Issuance of Securities	47

6.6	Litigation	47
6.7	Financial Ability	48
6.8	Securities Laws; Resale Matters	48
SECTION 7. ADDITIONAL COVENANTS AND AGREEMENTS.		48
7.1	Tax Matters	48
7.2	Confidentiality	50
7.3	Non-Competition; Non-Solicitation	51
7.4	Regulatory Approvals	53
7.5	Access to Information; Cooperation with Audit; Reporting.	53
7.6	Conduct of Business	54
7.7	Exclusivity	54
7.8	Contribution of Other Assets	55
7.9	No Leakage	56
7.10	D&O Insurance	56
7.11	Tariff Refund	56
7.12	Name Change	56
7.13	Designation of Preferred Stock	56
7.14	Exemption from Registration.	56
7.15	Share Reservation	57
7.16	Registration Rights	57
7.17	Short Selling and Hedging Restrictions	57
7.18	Standstill	57
7.19	Securities Law Acknowledgment	58
7.20	Notification of Certain Matters	58
7.21	Secured Note	59
7.22	Further Assurances	59
SECTION 8. INDEMNIFICATION AND RELATED MATTERS.		59
8.1	Survival; Risk Allocation	59
8.2	Indemnification	60
SECTION 9. CONDITIONS TO CLOSING.		66
9.1	Conditions to Obligations of the Company and the Seller Parties	66
9.2	Conditions to the Obligations of Buyer	68
SECTION 10. TERMINATION.		70
10.1	Termination	70

10.2	Effect of Termination	71
SECTION 11. MISCELLANEOUS.		71
11.1	Amendment	71
11.2	Waiver	72
11.3	Specific Performance	72
11.4	Expenses	72
11.5	Notices	72
11.6	Binding Agreement; Assignment	73
11.7	Severability	73
11.8	Construction	73
11.9	Captions	73
11.10	Entire Agreement	74
11.11	Counterparts	74
11.12	Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial	74
11.13	Parties in Interest	75
11.14	Press Releases and Announcements; Confidentiality	75
11.15	Releases	75
11.16	Seller Representative.	76

INDEX OF EXHIBITS

Exhibit A – Form of Certificate of Designation (Series F1/F2/F3 Preferred Stock)

Exhibit B – Accounting Principles

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Secured Note

INDEX OF SCHEDULES

Schedule 2.2(a) Schedule of Repaid Indebtedness

Schedule 2.2(b) Transaction Expenses Schedule

Schedule 3.1 Qualification to do Business

Schedule 3.3 Non-contravention

Schedule 3.4(c) Capitalization

Schedule 3.4(d) Capitalization (Company Ownership)

Schedule 3.6(a) Financial Statements

Schedule 3.6(b) Absence of Undisclosed Liabilities

Schedule 3.6(c) Indebtedness

Schedule 3.6(d) Permitted Leakage

Schedule 3.8 Inventory

Schedule 3.9(c) Transferred Assets

Schedule 3.9(d) Other Assets

Schedule 3.10(a) Top Customers

Schedule 3.10(b) Top Suppliers

Schedule 3.11 Absence of Changes

Schedule 3.12(b) Leased Real Property

Schedule 3.13 Contracts and Commitments

Schedule 3.14(a) Intellectual Property

Schedule 3.14(b) Intellectual Property Exceptions

Schedule 3.14(b)(ix) Personal Data

Schedule 3.14(b)(xiii) Social Media Accounts

Schedule 3.14(b)(xvii) IT Systems

Schedule 3.15 Litigation; Proceedings

Schedule 3.16 Governmental Licenses; Permits

Schedule 3.18(g) Tax Matters

Schedule 3.19(a) Officers and Employees

Schedule 3.19(b) Contingent Workers

Schedule 3.19(c) Employment Terminations

Schedule 3.19(d) Employment Exceptions

Schedule 3.20(a) Company Employee Plans

Schedule 3.20(c) Company Employee Plan Reports

Schedule 3.20(d) Unpaid Contributions

Schedule 3.21 The Plan

Schedule 3.22 Insurance

Schedule 3.24 Affiliate Transactions

Schedule 3.25 Brokerage

Schedule 3.26(a) Warranty and Related Matters; Recalls

Schedule 3.30(b) Unpaid Import Charges

Schedule 3.30(c) Pending Claims and Refunds

Schedule 3.31 CF Offering

Schedule 3.32 Bank Accounts

Schedule 9.2(e)(vii) Governmental Authority Approvals

Schedule 9.2(e)(viii) Contract Terminations

Schedule 9.2(e)(xv) Guaranties

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 7, 2026, by and among Interactive Strength Inc., a Delaware corporation (“Buyer”), STEPR, Inc., a Delaware corporation (the “Company”), STEPR PTY LTD – ACN 660 939 079, an Australian proprietary limited company (“Seller”), Hayden Thorneycroft ATF the HG Thorneycroft Family Trust (“TF Trust”), Australian Fitness Supplies Pty Ltd, an Australian proprietary limited company (“AFS”, and together with TF Trust, the “Indirect Equityholders”), Hayden Thorneycroft, an individual (“Thorneycroft”), and Daniel Alenaddaf (“Alenaddaf”, and together with Thorneycroft, the “Supporting Parties”) and Seller, as representative of the Seller Parties (the “Seller Representative”). Each of the foregoing parties to this Agreement may be referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, immediately prior to the Closing, all of the issued and outstanding shares of capital stock of the Company, with a par value of $0.001 per share (“Company Stock”) will be owned beneficially and of record by the Seller;

WHEREAS, the Seller desires to sell, and Buyer desires to purchase from the Seller all of the Company Stock (the “Purchased Shares”) for the consideration and upon the terms and conditions set forth herein;

NOW, THEREFORE, intending to be legally bound, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Achieved Points” has the meaning set forth in the F3 Framework.

“Acquisition Proposal” means any agreement, offer, proposal, or bona fide indication of interest (other than this Agreement or any other offer, proposal, or indication of interest by Buyer or an Affiliate of Buyer), or any public announcement of intention to enter into any such agreement (or intention to make), any offer, proposal, or bona fide indication of interest, relating to, or that contemplates: (a) any acquisition or purchase from the Company or from the Seller Parties, by any Person or group of Persons of securities of the Company or Seller or any merger, consolidation, business combination, or similar transaction involving the Company or Seller; (b) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions; or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly,

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of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Ancillary Agreements” means (i) the Certificate of Designation, (ii) the Registration Rights Agreement, (iii) the Secured Note, (iv) any certificate delivered by or on behalf of the Company, any Seller Party or the Seller Representative and (v) the Employment Agreements, each in the form attached hereto or to be delivered at or prior to the Closing.

“AFS Shareholder Loan” means the Loan Agreement, dated as of January 2, 2024, by and between AFS, as lender, and the Company, as borrower, which may be assumed by Seller, as borrower, in its entirety prior to the Closing Date.

“Business” means (i) the business of the Company as currently conducted as of immediately prior to the Closing Date, and (ii) any other line of business in which the Company engages, or in which the Company has taken demonstrable, specific actions toward engaging, as of immediately prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York or Sydney, Australia.

“Buyer Common Stock” means the common stock of Buyer, par value $0.0001 per share.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization of Transactions), and Section 6.4 (Brokerage).

“Buyer Material Adverse Effect” means any change, event, fact, occurrence or circumstance which (i) has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of Buyer or (ii) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer to perform its obligations hereunder (including the issuance of the Equity Consideration and the payment of the cash consideration contemplated hereby); provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Buyer Material Adverse Effect: (A) changes in general economic or political conditions; (B) changes in conditions generally affecting the industries in which Buyer operates; (C) changes in financial or securities markets in general (including any decline in the trading price or trading volume of Buyer Common Stock, in and of itself); (D) changes in applicable Laws or accounting rules (including GAAP); (E) any natural or man-made disaster, act of terrorism, military action, or pandemic; or (F) any failure by Buyer to meet internal or published projections, estimates, or forecasts (provided, that the underlying causes of such failure may themselves constitute a Buyer Material Adverse Effect to the extent not otherwise excluded by clauses (A) through (E)); provided, further, that with respect to clauses (A) through (E), such changes, events, facts, occurrences or circumstances do not disproportionately affect Buyer relative to other participants in the industries in which Buyer operates.

“Buyer Preferred Stock” means, collectively, the Buyer’s Series F-1 Preferred Stock, Series F-2 Preferred Stock, and Series F-3 Preferred Stock.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Liabilities of Series F1 Preferred Stock, Series F2 Preferred Stock, and Series F3 Preferred Stock, to be filed with the Secretary of State of the State of Delaware prior to Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other material arrangement providing for compensation, severance, bonus or incentive compensation, termination pay, deferred compensation, performance awards, stock or stock-related awards, retention or change of control bonus, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA) that is or has been maintained, contributed to, or required to be contributed to, by the Company or its ERISA Affiliates for the benefit of any employees, or with respect to which the Company or any ERISA Affiliate has or may have any Liability.

“Company Material Adverse Effect” means any change, event, fact, occurrence or circumstance which (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company or (ii) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect: (A) changes in general economic or political conditions; (B) changes in conditions generally affecting the industries in which the Company operates; (C) changes in financial or securities markets in general; (D) changes in applicable Laws or accounting rules (including GAAP); (E) any natural or man-made disaster, act of terrorism, military action, or pandemic; or (F) any failure by the Company to meet internal or published projections, estimates, or forecasts (provided, that the underlying causes of such failure may themselves constitute a Company Material Adverse Effect to the extent not otherwise excluded by clauses (A) through (E)); provided, further, that with respect to clauses (A) through (E), such changes, events, facts, occurrences or circumstances do not disproportionately affect the Company relative to other participants in the industries in which the Company operates.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of the Company’s assets are bound.

“Company Intellectual Property Assets” shall mean Intellectual Property Assets owned by the Company.

“Conversion Price” shall have the meaning set forth in the Certificate of Designation.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto and incorporated by reference herein, dated as of the date hereof, delivered by the Company and the Seller to Buyer in connection with this Agreement.

“EBITDA” means a calculation of the Company’s earnings before interest, taxes, depreciation, and amortization, calculated in accordance with the Accounting Principles.

“EBITDA Statement” means, collectively, the Year 1 EBITDA Statement and the Year 2 EBITDA Statement.

“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all contractual obligations, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Equity Consideration” means, collectively, the F1 Equity Consideration, the F2 Equity Consideration and the F3 Equity Consideration.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“F1 Equity Consideration” means $6,000,000 worth of shares of Buyer’s Series F1 Non-Voting Preferred Stock, to be issued pursuant to the terms set forth in the Certificate of Designation and subject to the adjustments therein.

“F1 Liquidation Scaling Factor” means, with respect to any Liquidation Event, the quotient obtained by dividing (i) the product of (A) Trailing Twelve Month EBITDA as of such Liquidation Event and (B) 1.5 by (ii) $6,000,000; provided, that the F1 Liquidation Scaling Factor shall not be less than 0.500 and shall not exceed 1.000.

“F1 Scaling Factor” means the quotient obtained by dividing (i) the product of (A) Year 1 EBITDA and (B) 1.5 by (ii) $6,000,000; provided that such number shall not be less than 0.500 and shall not exceed 1.000.

“F2 Equity Consideration” means $10,500,000 worth of shares of Buyer’s Series F2 Non-Voting Convertible Preferred Stock, to be issued pursuant to the terms set forth in the Certificate of Designation and subject to the adjustments therein.

“F2 Liquidation Scaling Factor” means, with respect to any Liquidation Event, the quotient obtained by dividing (i) the product of (A) Trailing Twelve Month EBITDA as of such Liquidation Event and (B) 1.5 by (ii) $10,500,000; provided, that the F2 Liquidation Scaling Factor shall not be less than 0.000 and shall not exceed 1.000.

“F3 Measurement Date” has the meaning set forth in the F3 Framework.

“F2 Scaling Factor” means the quotient obtained by dividing (i) the product of (A) Year 2 EBITDA and (B) 1.5 by (ii) $10,500,000; provided that such number shall not be less than 0.000 and shall not exceed 1.000.

“F3 Framework” means Schedule 2.3(d) attached hereto.

“F3 Equity Consideration” means $2,500,000 worth of shares of Buyer’s Series F3 Non-Voting Convertible Preferred Stock, to be issued pursuant to the terms set forth in the Certificate of Designation and subject to the adjustments therein.

“F3 Liquidation Scaling Factor” means, with respect to any Liquidation Event, the F3 Scaling Factor determined in accordance with Schedule 2.3(d), calculated on the basis of the Achieved Points as of the date of such Liquidation Event (if it occurs prior to the F3 Measurement Date) or as of the F3 Measurement Date (otherwise); provided that such number shall not be less than 0.000 and shall not exceed 1.000.

“F3 Scaling Factor” means the quotient of (a) the aggregate Achieved Points across all Synergy Categories as of the F3 Measurement Date (each Synergy Category capped at its Maximum Points and subject to adjustment under Section 5 of the F3 Framework) divided by (b) the Points for 100% (2.50), each as determined in accordance with Schedule 2.3(d) (the F3 Framework); provided that such number shall not be less than 0.000 and shall not exceed 1.000.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Indebtedness” means, without duplication (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases that are considered capital leases by the lessor or would be considered capitalized leases under GAAP, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any amounts owed to any Person under any noncompetition, severance or similar arrangement, (ix) any payments, contingent or otherwise, including, but not limited to escrow amounts, holdback amounts or earn-out payments, for which the Company is or may be obligated to pay in connection with acquisitions by the Company; (x) [reserved], (xi) any Liability of a Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xii) obligations or liabilities under rate swap, commodity swap, equity swap, options or similar hedging instruments or arrangements, (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, (xiv) any Transaction Expenses of the Company, the Seller Parties or the Seller Representative, and (xv) any accrued but unpaid Tax liabilities of the Company (including payroll or other Taxes required to be paid in connection with the payments or transactions contemplated by this Agreement).

“Insider” means any officer, director, employee, or equityholder of any member of the Company, any Seller Party or any of such Person’s Affiliates or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest.

“Intellectual Property Assets” means: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, work-for-hire, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) domain names, uniform resource locators and other names and locators associated with the Internet; (F) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (G) all goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company and otherwise used in or on behalf of the Company’s Business.

“knowledge,” “to the Company’s knowledge” and words and phrases of similar import mean the actual knowledge of any of Hayden Thorneycroft and/or Daniel Alenaddaf, or the knowledge that any of the foregoing Persons would have after due inquiry.

“Law” means any federal, national, state, provincial, local, municipal, foreign or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), including, without limitation, the laws of Australia and any other foreign jurisdiction applicable to the Company, the Seller Parties or the Business.

“Leakage” means, without duplication, any of the following actions taken by or on behalf of the Company during the period from the Locked-Box Date through the Closing Date: (i) any dividend, distribution or return of capital (whether in cash, stock or in kind) declared, paid or made by the Company to or for the benefit of any Seller Party or any Affiliate of any Seller Party; (ii) any management, monitoring, service, advisory, consulting, directors’ or similar fees paid or payable by the Company to or for the benefit of any Seller Party or any Affiliate of any Seller Party; (iii) any repayment, prepayment, redemption or discharge by the Company of any Indebtedness owed to any Seller Party or any Affiliate of any Seller Party (other than the AFS Loan Repayment Amount expressly contemplated by this Agreement); (iv) any transfer of any asset, right or property of the Company to or for the benefit of any Seller Party or any Affiliate of any Seller Party for less than fair market value; (v) any assumption by the Company of any Liability of any Seller Party or any Affiliate of any Seller Party; (vi) any payment by the Company of any Transaction Expenses (other than as expressly contemplated by this Agreement); (vii) any bonus, severance, change-of-control, retention or similar payment made by the Company to or for the benefit of any Seller Party or any Affiliate of any Seller Party (other than ordinary course salary at historical rates); (viii) any waiver, discount or release by the Company of any amount owed to the Company by any Seller Party or any Affiliate of any Seller Party; (ix) any payment of Seller Taxes except Taxes accrued in the Financial Statements; (x) any Taxes payable by the Company as a result of any of the foregoing; and (xi) any agreement, commitment or arrangement to do any of the foregoing. Notwithstanding the foregoing, “Leakage” shall not include any Permitted Leakage.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, easement, rights of first refusal, option, charge, or restriction of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse, and any voting trust, proxy or other arrangement or restriction of any kind whatsoever.

“Liquidation Event” means any event under the Certificate of Designation requiring determination of the Liquidation Amount or the Change of Control Acceleration Amount by reference to a Liquidation Scaling Factor, including (a) any voluntary or involuntary liquidation, dissolution or winding up of Buyer, including any Bankruptcy Event, and (b) the consummation of a Change of Control (as defined in the Certificate of Designation) giving rise to payment of the Change of Control Acceleration Amount, in each case as set forth in the Certificate of Designation. For purposes of determining the applicable Liquidation Scaling Factor, the date of a Liquidation Event that is a Change of Control shall be the date of consummation thereof.

“Liquidation Scaling Factor” means the F1 Liquidation Scaling Factor, F2 Liquidation Scaling Factor or F3 Liquidation Scaling Factor, as applicable.

“Litigation Expense” means any expenses incurred in connection with or arising out of investigating, defending, asserting, compromising, resolving or settling any proceeding incident to any matter indemnified against hereunder including court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of outside legal counsel, investigators, expert witnesses, accountants and other professionals.

“Locked-Box Date” means May 31, 2026.

“Losses” (collectively) or “Loss” (individually) means any and all losses, Liabilities, demands, claims, actions, causes of action, costs, damages, deficiencies, Taxes, penalties, fines, expenses, whether or not arising out of third party claims (including interest, penalties, attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing, and including all Litigation Expenses and any amounts paid in connection with any assessment, judgment, settlement, compromise or order, whether involving a Third-Party Claim or a direct claim).

“Maximum Points” has the meaning set forth in the F3 Framework.

“Measurement Annex” has the meaning set forth in the F3 Framework.

“Nasdaq Minimum Price Rule” means Nasdaq Listing Rule 5635(d), as in effect at the applicable time.

“Points for 100%” has the meaning set forth in the F3 Framework.

“Original Issue Price” has the meaning set forth in the Certificate of Designation.

“Other Shareholder Loans” means (i) the Secured Loan Agreement, dated as of March 6, 2024, by and between Saba Nabil Group Pty Ltd. and the Seller, (ii) the Secured Loan Agreement, dated as of March 6, 2024, by and between Thorneycroft and the Seller and (iii) that certain indebtedness incurred by Seller in favor of Thorneycroft in the original principal amount of $250,000.

“Parties” (collectively) or “Party” (individually) shall refer to the Company, the Seller, each Indirect Equityholder, each Supporting Party, the Seller Representative and Buyer.

“Permitted Leakage” means: (i) ordinary course salary, wages and employment benefits paid to current employees of the Company at rates not exceeding those in effect as of the Locked-Box Date; (ii) payments expressly contemplated by this Agreement (including the AFS Loan Repayment Amount and Transaction Expenses to be paid at Closing); (iii) payments expressly reflected in the purchase price or otherwise approved in writing by Buyer, (iv) Taxes paid or payable in the ordinary course (excluding Taxes identified in clauses (ix) and (x) of the definition of “Leakage”), (v) payments of Transaction Expenses, but only those Transaction Expenses set forth on the Transaction Expenses Schedule and within the applicable item caps and the Transaction Expenses Cap, and (vi) any items specifically identified and agreed by Buyer on Schedule 1.1).

“Permitted Liens” means (i) any Lien for Taxes or other governmental charges, assessments or levies that are not yet due and payable, (ii) any statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Lien arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien, (iii) any condition, easement or reservation of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any Leased Real Property and being transferred to Buyer at the Closing that are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property and (iv) with respect to Leased Real Property only, any Lien (including Indebtedness) encumbering the fee interest title in any Leased Real Property and not attributable to the Company. Notwithstanding the foregoing, any Lien for Indebtedness as of the Closing will not be a Permitted Lien.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, device or machine identifier, IP address, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for the Company allows for the identification or contact with, a natural person or a particular computing device; (ii) any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information”, or “personal information” under any Law; and (iii) any information that is associated, directly or indirectly, with any of the foregoing.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Primary Shares” means that number of newly issued shares of capital stock of the Company, with a par value of $0.001 per share, as determined by Buyer prior to the Closing.

“Release” shall have the meaning set forth in CERCLA.

“Representatives” means a Person’s officers, directors, members, managers, Affiliates, equityholders or employees or any investment banker, attorney or other advisor or representative retained by such Person.

“Scaling Factors” means the F1 Scaling Factor, F2 Scaling Factor or F3 Scaling Factor, as applicable.

“Secured Note” means that certain Secured Promissory Note in the maximum principal amount of $1,500,000, substantially in the form attached hereto as Exhibit D, to be executed and delivered promptly following the date hereof.

“Seller Parties” means the Seller, the Indirect Equityholders and the Supporting Parties.

“Seller Taxes” means (A) all Taxes (or the non-payment thereof) of the Company (or for which the Company is liable) for the Pre-Closing Tax Period, (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation; (C) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation or otherwise, which Taxes relate to an event or transaction occurring before the Closing; (D) any employment taxes (including withholding taxes) required with respect to any payments under or contemplated by this Agreement with respect to Buyer’s purchase of the Company pursuant to this Agreement; (E) any and all Taxes (or the non-payment thereof) resulting from any transactions undertaken by the Company prior to or on the Closing; (F) all Taxes of the Company or Seller resulting from the Tax Exposure; and (G) Australian Transfer Taxes and Seller’s share of Shared Transfer Taxes (without duplication of amounts also included in Transaction Expenses).

“Series F1 Preferred Stock” means the Series F-1 Non-Voting Convertible Preferred Stock, par value $0.0001 per share, of the Buyer.

“Series F2 Preferred Stock” means the Series F-2 Non-Voting Convertible Preferred Stock, par value $0.0001 per share, of the Buyer.

“Series F3 Preferred Stock” means the Series F-3 Non-Voting Convertible Preferred Stock, par value $0.0001 per share, of the Buyer.

“Set-Off Share Price” means, as of any date of determination, (a) if Buyer Common Stock is then listed on a national securities exchange, the VWAP of Buyer Common Stock for the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding such date, as adjusted for any stock split, dividend, recapitalization or similar event; and (b) if Buyer Common Stock is not then so listed, the per-share Redemption Amount (as defined in the Certificate of Designation) payable for the applicable series under Article 6 of the Certificate of Designation.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (i) social media or social networking website or online service; (ii) blog or microblog; (iii) photo, video or other content-sharing website or (iv) other website or application (including mobile application) used for sharing content with or among end users and/or customers.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the pertinent Person.

“Synergy Category” has the meaning set forth in the F3 Framework.

“Tax” or “Taxes” means, without limitation, any and all federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or any other tax or assessment, fee, duty, levy or charge, of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Trading Day” shall have the meaning set forth in the Certificate of Designation.

“Trailing Twelve Month EBITDA” means, with respect to any Liquidation Event, EBITDA measured for the twelve (12)-month period ending on the date of such Liquidation Event.

“Transaction Expenses” means, any and all fees, costs, expenses, payments and other Liabilities incurred by or on behalf of the Company or any Seller Party (or for which the Company or any Seller Party is liable) in connection with the negotiation of, this Agreement, the Ancillary Agreements, the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, including, without limitation and without duplication: (i) the fees, disbursements and expenses of any legal counsel, financial advisors, accountants, investment bankers, brokers, consultants or other advisors or representatives retained by or on behalf of the Company or any Seller Party; (ii) any severance, change-of-control, retention, transaction bonus, stay bonus or similar payments that become payable to any employee, officer, director or consultant of the Company triggered in whole or in part as a result of or in connection with the consummation of the transactions contemplated by this Agreement (together with the employer portion of any payroll, employment or similar Taxes payable in connection therewith); (iii) the costs and expenses of obtaining the D&O tail insurance pursuant to Section 7.10; (iv) any amounts payable to obtain any third-party consents required in connection with the transactions contemplated hereby; and (v) any other fees, costs or expenses for which the Company is liable that arise out of or are incurred in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Transaction Expenses shall not include any fees, costs or expenses of Buyer or its advisors.

“Treasury Regulations” means the regulations promulgated under the Code from time to time by the U.S. Department of the Treasury.

“Update Certificate” means the certificate delivered by the Company and the Seller to Buyer at Closing in connection with this Agreement, which certificate will set forth only disclosures arising after the date of this Agreement.

“Year 1 EBITDA” means EBITDA measured during the period of July 1, 2026 to June 30, 2027, provided, that for purposes of calculating the F1 Scaling Factor, Year 1 EBITDA shall be deemed not to exceed $4,000,000 (i.e., if actual EBITDA for such period exceeds $4,000,000, Year 1 EBITDA shall be deemed to equal $4,000,000).

“Year 2 EBITDA” means EBITDA measured during the period of July 1, 2027 to June 30, 2028, provided, that for purposes of calculating the F2 Scaling Factor, Year 2 EBITDA shall be deemed not to exceed $7,000,000 (i.e., if actual EBITDA for such period exceeds $7,000,000, Year 2 EBITDA shall be deemed to equal $7,000,000).

1.2 Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term.

Term	Section
Accountants	2.3(f)
Accounting Principles	2.3(e)
AFS	Preamble
AFS Loan Repayment Amount	2.2(c)
Aggregate Cap	8.2(c)(iii)A)
Agreement	Preamble
Alenaddaf	Preamble
AFS Indemnity Share	8.2(a)
Applicable Limitation Date	8.1(a)
Australian Transfer Taxes	7.1(c)
Base Balance Sheet	3.6(a)
Buyer	Preamble
Causes of Action	11.15
CF Offering	3.31
Claim Notice	8.2(d)(v)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Contracts	3.13(b)
Company Copyrights	3.14(a)
Company Marks	3.14(a)
Company Patents	3.14(a)
Company Product	3.26(a)
Company Stock	Recitals
Company Trade Secrets	3.14(b)(xiv)
Company Websites	3.14(a)
Confidential Information	7.2
Confidentiality Agreement	7.2
Contingent Workers	3.19(b)
Conversion Shares	6.5
Copyrights	1.1
Deductible	8.2(c)(iii)E)
Direct Claim	8.2(d)(v)
Dispute Statement	8.2(d)(v)
Electronic Delivery	11.11
Employment Agreements	9.2(e)(xiii)

Term	Section
ESOP	Preamble
Financial Statements	3.6(a)
Fundamental Representations	8.1(a)
Guaranties	9.2(e)(xv)
Incremental Cash Contribution	2.4(a)
Indemnifying Parties	8.2(c)(i)
Indemnifying Party	8.2(c)(i)
Indirect Equityholders	Preamble
Initial Cash Contribution	2.2(b)
Interim Budget	7.6(b)
Inventory	3.8
Leased Real Property	3.12(b)
Leases	3.12(b)
Licenses In	3.14(a)
Licenses Out	3.14(a)
Marks	1.1
Open Source Software	3.14(b)(xix)
Other Assets	3.9(d)
Patents	1.1
Payment Schedule	2.2(d)
Payoff Letters	9.2(e)(xi)
Permits	3.16
Plan	3.21
Plan Rules	3.21
Primary Transaction	2.1
Privacy Laws and Requirements	3.14(b)(ix)
Products	3.14(a)
Purchased Shares	Recitals
Released Parties	11.15
Releasing Parties	11.15
Repaid Indebtedness	2.2(a)
Report Objection	2.3(f)
Representing Party	5
Restricted Party	7.3(a)
Restricted Period	7.3(a)
Secondary Transaction	2.1
Securities Act	7.14
Seller	Preamble
Seller Representative	Preamble
Shared Transfer Taxes	7.1(c)
Shareholder Cash Consideration	2.4(b)
Short Sale	7.17
Social Media Account Names	3.14(b)(xiii)
SPV Repurchase	9.2(g)
Standstill Period	7.18
Straddle Period	7.1(d)
Supporting Parties	Preamble
Tax Claim	7.1(e)
TF Trust	Preamble

Term	Section
Third Party Claim	8.2(d)
Third Party IP Assets	3.14(b)(v)
Thorneycroft	Preamble
Thorneycroft Indemnity Share	8.2(a)
Top Customers	3.10(a)
Top Suppliers	3.10(b)
Trade Secrets	1.1
Transaction Expenses Cap	2.2(a)
Transaction Expenses Schedule	2.2(a)
UCE Laws	3.14(b)(x)
Unresolved Claim	8.2(f)(iv)
Voting Agreement	9.1(h)
VWAP Measurement Period	7.17
WARN Act	3.19(d)(vii)
Year 1 EBITDA Statement	2.3(f)
Year 2 EBITDA Statement	2.3(f)

SECTION 2. PURCHASE AND SALE OF SHARES.

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, (a) at the Closing, Buyer will purchase and acquire from the Seller, and the Seller will sell, assign, transfer and deliver to Buyer, free and clear of all Liens, all of the Purchased Shares in exchange for the consideration set forth in this Section 2, payable in accordance with the terms and conditions hereof (the “Secondary Transaction”); and (b) immediately following the consummation of the Secondary Transaction, Buyer shall purchase from the Company, and the Company shall sell and issue to Buyer the Primary Shares (the “Primary Transaction”), free and clear of all Liens, in exchange for the Initial Cash Contribution (as defined below). The consideration to be paid by Buyer will consist of cash and capital stock of Buyer, as more particularly described in this Section 2. The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place no later than two (2) Business Days following the satisfaction or waiver of all conditions precedent specified under Section 9 hereof (except for those conditions which by their terms are to be satisfied or waived at the Closing or on the Closing Date but subject to the satisfaction or waiver of such conditions), or on such other date as the Parties may agree in writing. The date that the Closing occurs is referred to herein as the “Closing Date”. The Closing shall take place electronically by the electronic exchange of documents.

2.2 Payments at the Closing.

(a) Satisfaction of Repaid Indebtedness and Transaction Expenses. At least two (2) Business Days prior to the Closing, (i) the Company shall obtain Payoff Letters listed on the “Repaid Indebtedness Schedule” attached hereto as Schedule 2.2(a), (to the extent not paid by or on behalf of the Company prior to Closing) (the “Repaid Indebtedness”) acknowledging there is no further liability to the Company following payment of the amounts specified therein at the Closing and (ii) the Seller Representative shall prepare and deliver to Buyer a written schedule (the “Transaction Expenses Schedule”) setting forth (A) each item of Transaction Expenses, (B) the payee thereof, and (C) the estimated amount of each such Transaction Expense, in each case consistent with, and not exceeding, the item caps and the aggregate cap set forth on Schedule 2.2(b) agreed by Buyer and the Seller Representative as of the date hereof (the “Transaction Expenses Cap”). Subject to the satisfaction of the Company’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, the Company shall pay (and Buyer shall, at its election and in such manner as Buyer may determine, including by paying directly to the applicable payee on behalf of the Company or by funding such amounts to or through the Company, make available the funds necessary for the Company to pay) the Transaction Expenses (limited by the Transaction Expenses Schedule) and Repaid Indebtedness (to the extent not paid by the Company prior to the Closing) on the Closing Date in accordance with instructions provided to Buyer prior to the Closing Date in order to discharge the amounts payable thereunder. For the avoidance of doubt, neither Buyer nor the Company shall have any obligation to each other to pay or fund, or any liability in respect of, any Transaction Expenses or any Indebtedness except as expressly set forth in this Section 2.2(a), and if this Agreement is terminated prior to the Closing, all Transaction Expenses and all Indebtedness shall be the sole liability of the Seller Party or the Company, as applicable, that incurred such Transaction Expenses or Indebtedness.

(b) Initial Cash Contribution. At the Closing, Buyer will cause to be paid to the Company an amount equal to (x) $1,500,000 (the “Initial Cash Contribution”) minus (y) the aggregate principal amount of all advances made by Buyer to the Seller under the Secured Note, together with all accrued and unpaid interest thereon through the Closing Date, which shall be used by the Company for purposes of funding working capital, by wire transfer of immediately available funds to accounts designated in writing by the Company prior to the Closing. Upon the Initial Cash Contribution, the Secured Note will be deemed automatically satisfied and paid off in full solely with respect to advances made thereunder (together with all accrued and unpaid interest thereon) in an amount of up to $1,500,000. Any advances made under the Secured Note in excess of $1,500,000 (together with all accrued and unpaid interest thereon), shall not be satisfied and shall remain due and payable by the Seller in accordance with the terms of the Secured Note.

(c) AFS Loan Repayment. At the Closing and following delivery of a Payoff Letter from AFS to Buyer, Buyer will cause to be paid up to $1,200,000 to AFS (the “AFS Loan Repayment Amount”), to repay the outstanding balance under the AFS Shareholder Loan owed by the Company (or Seller to the extent the obligations under the AFS Shareholder Loan have been assumed by Seller in its entirety prior to the Closing Date) to AFS, by wire transfer of immediately available funds to accounts designated in writing by the Seller Representative, not less than two (2) Business Days prior to the Closing.

(d) Issuance of Equity Consideration.

(i) At the Closing and as consideration for the Secondary Transaction, Buyer will issue to the Seller (A) the F1 Equity Consideration, (B) the F2 Equity Consideration and (C) the F3 Equity Consideration. The securities of Buyer constituting the Equity Consideration shall be issued in a private placement transaction under an exemption from federal and state securities laws and shall be subject to customary transfer restrictions on privately held securities.

(ii) Buyer shall be entitled to rely conclusively on any allocation or payment instructions provided to Buyer by the Seller Representative with respect to the Equity Consideration, the Shareholder Cash Consideration and any other amounts payable hereunder, and shall have no liability for any errors or omissions therein or for any payments made in accordance therewith.

(iii) The Buyer and Seller confirm that they have dealt on an arm’s length basis in respect of the exchange of the Purchased Shares for the Equity Consideration. The Buyer confirms it has not made, and will not make, a choice under section 124-795(4) of the Income Tax Assessment Act 1997 in respect of the exchange. Though Buyer and Seller confirm the foregoing, neither Party makes any representation or warranty to the other as to any particular tax treatment resulting therefrom.

2.3 Equity Consideration Conversion and Scaling.

(a) F1 Equity Consideration Conversion. The F1 Equity Consideration shall convert into Buyer Common Stock at the applicable Conversion Price, in accordance with and subject to the terms of the Certificate of Designation.

(b) F2 Equity Consideration Conversion. The F2 Equity Consideration shall convert into Buyer Common Stock at the applicable Conversion Price, in accordance with and subject to the terms of the Certificate of Designation.

(c) F3 Equity Consideration Conversion. The F3 Equity Consideration shall convert into Buyer Common Stock at the applicable Conversion Price, in accordance with and subject to the terms of the Certificate of Designation.

(d) Buyer Discretion; No Guarantee. From and after the Closing, Buyer shall have sole discretion over the operations, properties and assets of the Company, and neither Buyer, the Company nor any of their Affiliates shall have any obligation to operate the Company in any particular manner or to achieve any particular level of Year 1 EBITDA, Year 2 EBITDA or any other performance metric relevant to the Scaling Factors; provided, however, that (i) Buyer shall operate the Company in good faith, and (ii) shall not take, or omit to take, any action with the primary purpose of reducing Year 1 EBITDA, Year 2 EBITDA, or the value, conversion, timing, or liquidity of the Equity Consideration, except for actions approved in writing by the Seller Representative. The Parties acknowledge that the Equity Consideration is subject to market and business risks, and that the ultimate value realized by any Seller Party may differ materially from the stated value of such consideration.

(e) Accounting and Reporting. Buyer, the Company and the Seller Parties acknowledge and agree that Buyer shall have sole accounting and financial reporting responsibilities and discretion for all purposes under this Agreement. All calculations with respect to the Scaling Factors, Trailing Twelve Month EBITDA, Year 1 EBITDA and Year 2 EBITDA, including the calculation of EBITDA, shall be prepared in accordance with GAAP, this Agreement, and the accounting principles, practices, methodologies and policies set forth on Exhibit B (the “Accounting Principles”), including the illustrative example set forth therein. In the event of any conflict between GAAP and the Accounting Principles, the Accounting Principles shall control. The Parties acknowledge that “EBITDA” as used in this Agreement is a customized metric reflecting the adjustments set forth in the Accounting Principles and is not intended to represent standard EBITDA as commonly understood under GAAP.

(f) EBITDA Statements and Dispute Resolution. Buyer shall provide the Seller Representative with a statement setting forth in reasonable detail the Year 1 EBITDA calculation (the “Year 1 EBITDA Statement”) no later than thirty (30) days following June 30, 2027. Buyer shall provide the Seller Representative with a statement setting forth in reasonable detail the Year 2 EBITDA calculation (the “Year 2 EBITDA Statement”) no later than thirty (30) days following June 30, 2028. Buyer shall deliver with each EBITDA Statement reasonable supporting detail, including trial balances, general ledger extracts, revenue reports, expense allocations, intercompany charges, working papers and calculations sufficient to permit the Seller Representative to review the EBITDA Statement. If the Seller Representative disagrees with the determination of any EBITDA Statement, the Seller Representative shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of such EBITDA Statement (each, a “Report Objection”). Such notice must describe in reasonable detail the disputed items and the basis for any such dispute. If the Seller Representative does not deliver a Report Objection within such 45-day period, the applicable EBITDA Statement shall be final, conclusive and binding on the Parties. In the event the Seller Representative properly delivers a Report Objection, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute. During such period, Buyer shall provide the Seller Representative and its advisors reasonable access during normal business hours to the Company’s books, records, personnel and accountants relating to the EBITDA Statement. If Buyer and the Seller

Representative fail to resolve such dispute within fifteen (15) days after delivery of the Report Objection (or such extended period as may be agreed upon by the mutual agreement of the Buyer and Seller Representative), then Buyer and the Seller Representative jointly shall engage an independent accounting firm of national reputation mutually acceptable to the Parties, and who is independent of both Buyer and the Seller Parties (the “Accountants”) for review and resolution (acting as an expert and not an arbitrator); provided that, if Buyer and the Seller Representative cannot agree on the Accountants within ten (10) Business Days, either Party may request that the American Arbitration Association appoint the Accountants from a nationally recognized accounting firm that has no material relationship with any Party. The Accountants shall be instructed to (i) deliver its determination within thirty (30) days of its engagement, which determination shall not be less than what Buyer proposed or more than what the Seller Representative proposed, and shall be final, conclusive and binding on the Parties, and (ii) make any calculations in accordance with this Agreement (it being agreed, that the Accountants shall determine the disputed amounts solely in accordance with the definitions, procedures and Accounting Principles set forth on Exhibit B attached hereto). All fees and expenses of the Accountants shall be apportioned between the Seller Representative and Buyer in the same proportion that the aggregate amount of disputed items unsuccessfully disputed by each Party bears to the total amount of disputed items submitted.

(g) F3 Synergy Determination. The F3 Scaling Factor shall be determined once, as of the F3 Measurement Date, in accordance with the F3 Framework set forth on Schedule 2.3(d), on the same fixed timeline applicable to the F2 Equity Consideration. The F3 Equity Consideration shall not be earned, converted or issued on an interim basis, and shall not be subject to any employment-based forfeiture or leaver condition. The good-faith category review, the finalization of baselines and detailed measurables, the F3 Synergy Statement and the dispute-resolution procedure set out in the F3 Framework shall apply in lieu of the EBITDA Statement procedures set forth in this Section 2.3.

(h) Liquidation Event. For purposes of any Liquidation Event under the Certificate of Designation, the Parties acknowledge and agree that the applicable Liquidation Scaling Factor shall be calculated using Trailing Twelve Month EBITDA as of such Liquidation Event and shall be applied in determining the liquidation rights of the applicable series of Buyer Preferred Stock pursuant to the Certificate of Designation.

2.4 Post-Closing Payments.

(a) Incremental Cash Contribution. Following the Closing, Buyer will advance up to $2,500,000 to the Company for working capital purposes (the “Incremental Cash Contribution”), in such amounts, at such times, and in such form (including through intercompany loan) as Buyer may determine in accordance with the approved operating budget agreed upon by Seller and Buyer prior to Closing.

(b) Shareholder Cash Consideration. As additional consideration for the Secondary Transaction, on the first (1st) anniversary of the Closing Date, Buyer shall cause to be paid to the Seller, up to $1,000,000 (the “Shareholder Cash Consideration”) by wire transfer of immediately available funds to an account designated in writing by the Seller Representative prior to the payment date. Seller hereby agrees to use the proceeds under the Shareholder Cash Consideration as follows: (i) an amount equal to the outstanding balance under the Other Shareholder Loans owed by the Seller to Saba Nabil Group Pty Ltd. and Thorneycroft, up to a maximum of $500,000, which shall be used by the Seller to repay the Other Shareholder Loans owed by the Seller to such parties (to be allocated between them based on the actual outstanding loan balances under the Other Shareholder Loans, as confirmed in writing by the Seller Representative); and (ii) an amount equal to $500,000 shall be distributed to AFS, TF Trust, Alenaddaf, or Thorneycroft, or such other entity or entities as each of Alenaddaf and Thorneycroft may direct in writing (allocated equally between them, unless otherwise instructed by the Seller Representative).

2.5 Withholding. Buyer and the Company shall be entitled to deduct and withhold from any amount payable hereunder if required by Law. All such withheld amounts shall be treated as delivered to Seller (or other applicable recipient) hereunder. Buyer shall provide the Seller Representative with at least five (5) Business Days’ prior written notice of any intended withholding, including the legal basis and calculation thereof, and shall cooperate in good faith with the Seller Parties to obtain any available exemption, reduction or refund. Buyer shall timely remit any withheld amounts to the applicable Governmental Authority and provide reasonable evidence of such remittance.

SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

Subject to such exceptions as are set forth in the Disclosure Schedule and delivered herewith by the Seller Parties and the Company to Buyer with schedules and references qualifying the section or subsection they specifically reference and also other sections or subsections in this Section 3 to the extent that they are reasonably apparent on their face that such exception or response is applicable to such other section or subsection, notwithstanding the omission of a reference or cross-reference thereto, the Seller Parties and the Company hereby represent and warrant to Buyer, on the date hereof and at the Closing that:

3.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or could not reasonably be expected to result in a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1. The Company has full corporate power and authority to own and operate its properties and to carry on its business as now conducted. The Company is not in and has not been in default under or in violation of any provision of its organizational documents, including its certificate of incorporation and bylaws.

3.2 Authorization of Transactions. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and to perform its obligations hereunder. The board of directors and majority stockholder of the Company have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Company is a party have been (or will be in the case of the agreements not required to be executed at signing, at or prior to the Closing) duly executed and delivered by the Company, and this Agreement and the Ancillary Agreements constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.3 Non-Contravention. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Company is a party or by which its assets are bound, (b) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Company’s certificate of incorporation, bylaws or other similar organizational documents; (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any order of, or any restriction imposed by, any court or Governmental Authority applicable to the Company; or (d) except, as would not be material and would not reasonably be expected to be material, require from the Company any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of capital stock, with a par value of $0.001 per share, of which 48,054,840 shares are issued and outstanding as of the date hereof, 48,000,000 of which are held by the Seller and 54,840 are held by STEPR CF Investors SPV, LLC. At the Closing all issued and outstanding shares of the Company shall be owned by the Seller.

(b) None of the shares of Company Stock are subject to, nor were the shares of capital stock of the Company from which they were converted (if applicable) issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the shares of Company Stock and the other equity interests of the Company held by STEPR CF Investors SPV, LLC (which will be repurchased prior to Closing), no voting or non-voting shares of capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. There are no options for the Company’s equity interests issued or outstanding.

(c) Except as described in Sections 3.4(a) and (b) or as set forth on Schedule 3.4(c), there are no outstanding shares or other securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional securities of the Company. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any securities of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” equity rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its Business or assets or calculated in accordance therewith.

(d) Except as set forth on Schedule 3.4(d) and except for the equity interests of the Company held by STEPR CF Investors SPV, LLC, the Seller has at all times owned all of the issued and outstanding capital stock of the Company.

3.5 No Subsidiaries. The Company does not have, and has not had, any Subsidiaries, and does not own, and has not owned, any shares of capital stock, membership equity or any other securities of, and has not at any time made any other investment in, any other Person.

3.6 Financial Statements; Absence of Undisclosed Liabilities; Indebtedness; Leakage.

(a) The Company has delivered to Buyer and set forth on Schedule 3.6(a): (i) the balance sheets as of December 31, 2025 and December 31, 2024, and the related consolidated income statement, statement of operations, stockholders’ equity (if applicable), and cash flows for the Company for the fiscal years ended June 30, 2025 and June 30, 2024; and (ii) the unaudited balance sheet of the Company as of May 31, 2026 (the “Base Balance Sheet”) and the related consolidated income statement, statement of operations, stockholders’ equity (if applicable) and cash flows for the four-month period then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the

“Financial Statements”) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), has been prepared on a consistent basis across periods (other than, in respect of the interim Financial Statements, the absence of footnotes of the nature, and year-end adjustments of the kind, reflected in the Financial Statements, none of which are material) and presents fairly in all material respects the financial condition and results of operations and cash flows of the Company as of and for the periods referred to therein, subject to changes resulting from normal year-end adjustments (none of which shall be material individually or in the aggregate).

(b) Absence of Undisclosed Liabilities. There are no material Liabilities of the Company other than (i) Liabilities reflected on the Base Balance Sheet, (ii) Liabilities that have arisen after the date of the Base Balance Sheet in the ordinary course of business, (iii) Liabilities disclosed on Schedule 3.6(b) (none of which relates to any breach of contract, breach of warranty, tort, infringement, environmental matter, violation of any Law or any proceeding), or (iv) Transaction Expenses, which are payable at or prior to Closing or are otherwise the responsibility of the Seller Parties in accordance with this Agreement.

(c) Indebtedness. Except as set forth on Schedule 3.6(c), the Company has no Indebtedness. Schedule 3.6(c) sets forth, with respect to each item of Indebtedness of the Company, (i) the creditor and a description of the Indebtedness, (ii) the outstanding principal amount and accrued but unpaid interest as of the date hereof, (iii) the maturity date, (iv) any assets of the Company subject to a Lien securing such Indebtedness, and (v) whether the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby would constitute a default, give rise to a right of acceleration or termination, or require the consent of the creditor under the terms governing such Indebtedness. Without limiting the foregoing, with respect to the Indebtedness owed to Assembled Brands (or its successors or assigns), (A) such Indebtedness is current and not in default, (B) no event has occurred that, with the giving of notice or passage of time or both, would constitute a default or event of default thereunder, (C) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default, event of default, or change-of-control event, or give rise to any right of acceleration, termination or mandatory prepayment, under the terms governing such Indebtedness, and (D) no consent or waiver from Assembled Brands (or its successors or assigns) is required in connection with the transactions contemplated hereby that has not been obtained as of the date hereof.

(d) No Leakage. Since the Locked-Box Date through the date of this Agreement, except for the Permitted Leakage, no Leakage has occurred. Except for the Permitted Leakage, since the Locked-Box Date, neither the Company nor any Seller Party has taken, authorized, agreed to or committed to take any action that would constitute Leakage.

(e) Revenue Recognition. There is no deferred revenue or unearned revenue of the Company that is not properly reflected on the Financial Statements. The Company has not recognized revenue in advance of delivery of goods or performance of services, or in any manner inconsistent with its past practices, except as required by GAAP.

3.7 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable of the Company are valid and enforceable claims, represent monies due for goods actually sold and delivered or services actually rendered by the Company in the ordinary course of business, and are subject to no set-off or counterclaim, refunds, adjustments, assignment or other Liens. All accounts receivable are current and there is no dispute regarding the collectability of any such account receivable. Since the date of the Base Balance Sheet, the Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable from any Person who is an Insider.

(b) All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the date of the Base Balance Sheet, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices. The Company does not have any account payable to any Person who is an Insider.

3.8 Inventory. All inventory of the Company, including raw materials, work-in-process, finished goods, and supplies (collectively, “Inventory”), is of a quality and quantity usable and salable in the ordinary course of business, subject to reserves for obsolete, damaged, defective, slow-moving or excess inventory that are reflected on the Financial Statements. The Inventory is located solely at the locations set forth on Schedule 3.8, and the Company has good and marketable title to all Inventory, free and clear of all Liens (other than Permitted Liens). The quantities of Inventory are reasonable and adequate for the operation of the Business as currently conducted and are not excessive in light of the Company’s historical sales volumes and current customer commitments. Since the date of the Base Balance Sheet, the Company has not made any material change to its Inventory purchasing, return, markdown or reserve practices. No Inventory has been consigned to or by the Company except as set forth on Schedule 3.8. The Inventory reserves reflected on the Financial Statements are adequate as of the dates thereof.

3.9 Title and Sufficiency of Assets.

(a) The Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets of the Company. The buildings, improvements, machinery, equipment, personal properties, vehicles and other tangible assets of the Company are operated in material conformity with all applicable Laws, are structurally sound (in the case of the buildings and improvements), are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the ordinary course of business.

(b) The assets of the Company include all assets used or held for use in the conduct of the Business as currently conducted by the Company and such assets are sufficient to permit the Company to conduct such Business in the same manner after the Closing as is currently conducted.

(c) Any assets of the Company that have been transferred to the Seller Parties prior to the date hereof are set forth on Schedule 3.9(c) hereto, and other than as set forth on Schedule 3.9(c), no other assets of the Company have been transferred to the Seller Parties.

(d) Except as set forth on Schedule 3.9(d), no assets, properties, Intellectual Property Assets, Contracts, Permits, employees or service providers, or other rights used in or necessary for the conduct of the Business as currently conducted are owned by, licensed to, or held in the name of any Seller Party, any Affiliate of any Seller Party, or any other Person other than the Company. Schedule 3.9(d) sets forth a complete list of all assets, properties, Intellectual Property Assets, Contracts, Permits, employees or service providers, or other rights actually used, relied upon, or from which the Business directly derives value in the ordinary course of operation of the Business that are owned by, licensed to, or held in the name of any Seller Party or any Affiliate thereof or any other Person (all such assets, whether or not scheduled, the “Other Assets”), together with a description of the terms on which the Company currently uses or accesses such Other Assets.

3.10 Top Customers and Suppliers.

(a) Schedule 3.10(a) sets forth a true and correct list of the names of the five (5) largest customers of the Company (the “Top Customers”) during each of (i) the fiscal year ended June 30, 2025 and (ii) the period from July 1, 2025 through June 30, 2026, in each case measured by revenue received by the Company from such customer during the applicable period. Except as set forth on Schedule 3.10(a), to the knowledge of the Company, the Company has not received notice from any Top Customer prior to the date hereof that (A) such Top Customer will not continue or intends not to continue its relationship with the Business, (B) such Top Customer intends to materially reduce its purchases of products or services provided by the Company, or (C) such Top Customer desires to renegotiate its Contract in effect as of the date hereof with the Company or the terms on which the Company provides products or services to such Top Customer in a manner adverse to the Company.

(b) Schedule 3.10(b) sets forth a true and correct list of the names of the five (5) largest suppliers of the Company (the “Top Suppliers”), during each of (i) the fiscal year ended June 30, 2025 and (ii) the period from July 1, 2025 through June 30, 2026, in each case measured by amounts paid or payable by the Company to such supplier during the applicable period. Except as set forth on Schedule 3.10(b), to the knowledge of the Company, the Company has not received notice from any Top Supplier prior to the date hereof that (A) such Top Supplier will not continue or intends not to continue its relationship with the Business, (B) such Top Supplier intends to materially reduce the supply of products or services to the Company, or (C) such Top Supplier desires to renegotiate its Contract in effect as of the date hereof with the Company or the terms on which such Top Supplier provides products or services to the Company in a manner adverse to the Company.

3.11 Absence of Changes. Except as set forth on Schedule 3.11 and as expressly contemplated by this Agreement, since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course of business in all material respects. As amplification but not limitation of the foregoing, since the date of the Base Balance Sheet, the Company has not:

(a) suffered a Company Material Adverse Effect or suffered any theft, damage, destruction or casualty loss, or claim therefor in excess of $10,000 in the aggregate to its assets, whether or not covered by insurance;

(b) redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on or made any other distributions (whether in cash or in kind) with respect to, any of its equity securities;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any of its equity securities;

(d) borrowed any amount or incurred or become subject to any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except for Transaction Expenses of the Company and current liabilities incurred in the ordinary course of business and not constituting Indebtedness;

(e) imposed or suffered to exist any Lien upon any asset (tangible or intangible) or upon the capital stock of the Company;

(f) made or deferred any capital expenditures outside of the Company’s annual budget for 2026 that has been provided to Buyer;

(g) waived, canceled, compromised or released any rights or claims of material value, whether or not in the ordinary course of business;

(h) entered into any material Contract or amended or terminated the Company’s rights thereunder, or entered into any other material transaction;

(i) made, granted or promised any bonus or any wage, salary or compensation increase to, or made any other change in employment terms for, any director, officer, employee, sales representative or consultant (in each case, other than normal merit increases to employees made in the ordinary course of business and consistent with past practices), granted or promised any increase in any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement (other than an amendment required by Law), or adopted any new employee benefit plan or arrangement;

(j) made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies of the Company;

(k) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the ordinary course of business that do not exceed $15,000 in the aggregate);

(l) instituted or settled any claim or lawsuit for an amount involving in excess of $25,000 in the aggregate or involving equitable or injunctive relief;

(m) made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(n) entered into any transaction that was not in the ordinary course of business (other than this Agreement and the transactions contemplated by this Agreement); or

(o) acquired (including by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any equity interest therein or otherwise acquired any material assets or property of any Person or sold (including by merger, consolidation or acquisition of stock or assets) any equity interests of the Company or any significant assets of the Company;

(p) terminated the employment, or otherwise received notification of the resignation, of any officer, director, employee or consultant of the Company;

(q) delayed or postponed the payment of accounts or other amounts payable or other obligations or liabilities or accelerated the collection of any accounts or other amounts receivable outside the ordinary course of business consistent with past practices;

(r) adopted a plan of complete or partial liquidation or authorized or undertook a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(s) amended any organizational or governing document of the Company;

(t) entered into, adopted or amended any employment agreement; change of control, severance, retention or similar agreement; or

(u) waived, canceled, compromised or released any rights or claims of material value, whether or not in the ordinary course of business;

(v) made any material change in any accounting method, policy or practice (other than as required by GAAP);

(w) cancelled or failed to renew any insurance policy, or materially reduced the amount of any insurance coverage;

(x) formed any Subsidiary or acquired any equity interest in any other Person;

(y) entered into any transaction with any Insider or any Affiliate of any Seller Party;

(z) committed or agreed, in writing or otherwise, to any of the foregoing.

3.12 Leased Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.12(b) sets forth a list of all real property leased by the Company (the “Leased Real Property”). True and complete copies of all leases relating to Leased Real Property identified on Schedule 3.12(b) (the “Leases”) have been made available to Buyer. With respect to each Lease listed on Schedule 3.12(b): (i) the Company has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity; (ii) each of said Leases has been duly authorized and executed by the Company and is in full force and effect; (iii) the Company is not in default under any of said Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and (iv) the Company has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

3.13 Contracts and Commitments.

(a) Except as set forth on Schedule 3.13(a), the Company is not a party to, or bound by, whether written or oral, any:

(i) Contract with any Top Customer or Top Supplier;

(ii) Contract involving a potential commitment or payment by the Company in excess of $50,000;

(iii) any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal;

(iv) Contract for the employment or services of any officer, employee or independent contractor or any severance or change-of-control, retention bonus or other similar type agreement, or any collective bargaining agreement or Contract with any labor union (other than customary confidentiality or non-disclosure agreements entered into in the ordinary course of business);

(v) Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of its assets, or any guaranty of an obligation of a third party;

(vi) royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(vii) Contract which contains any provisions requiring the Company to indemnify any other party;

(viii) Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other party calling for payments in excess of $5,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(ix) Contract limiting the freedom of the Company to freely engage in any line of business or with any Person anywhere in the world or during any period of time, including any Contract containing an exclusivity obligation, most-favored-nation provision or “best price” obligation enforceable against the Company;

(x) Contract relating to the distribution, marketing, advertising or sales of the Company Intellectual Property;

(xi) Contract pursuant to which it subcontracts work to third parties;

(xii) Contract with any Governmental Authority;

(xiii) power of attorney;

(xiv) Contract relating to the settlement of any litigation, administrative charge, investigation by a Governmental Authority or other dispute;

(xv) acquisition agreement, whether by merger, stock or asset sale or otherwise; or

(xvi) Contract not executed in the ordinary course of business.

(b) The Contracts required to be disclosed on Schedule 3.13(a), Schedule 3.14(a) or Schedule 3.24, together with all Contracts for the employment or services of any officer, employee or individual independent contractor to the Company, are referred to herein as the “Company Contracts”. The Company has delivered to Buyer true and correct copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.13). Except as disclosed on Schedule 3.13, (i) no Company Contract has been canceled or, to the Company’s knowledge, breached by the other party thereto, (ii) the Company has performed, in all material respects, all of the obligations required to be performed by it in connection with the Company Contracts and is not in material default under, or in breach of, any Company Contract, and no event or condition has occurred or arisen, in respect of the Company, or, to the Company’s knowledge, with respect to the counterparty to a Company Contract, which with the passage of time or the giving of notice or both would result in a default or breach thereunder, and (iii) each Company Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby. The Company has not received any notice from any Person to the effect that any other party to a Company Contract will cancel, materially reduce the business under, or materially and adversely change the terms (whether related to payment, price or otherwise) of any Company Contract, whether as a result of the consummation of the transactions contemplated by this Agreement, or otherwise.

3.14 Intellectual Property.

(a) Schedule 3.14(a) contains a complete and accurate list of all (i) Patents owned by the Company (“Company Patents”), registered and material unregistered Marks owned by the Company (“Company Marks”), URLs owned by or registered to the Company (“Company Websites”), and registered Copyrights owned by the Company (“Company Copyrights”), (ii) products (including computer programs and applications) and/or services currently designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company (the “Products”), (iii) licenses, sublicenses or other agreements under which the Company are granted rights by others in Intellectual Property Assets (“Licenses In”) (other than commercial off the shelf software that is made available for a total cost of less than $10,000), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (“Licenses Out”) (other than customer agreements entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Buyer). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 3.14(a) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b) Except as set forth on Schedule 3.14(b):

(i) with respect to the Intellectual Property Assets (A) owned or purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Company in connection with the Business, and (B) licensed to the Company by a third party (other than commercial off the shelf software that is made available for a total cost of less than $10,000), the Company possesses exclusive, adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Business; in the case of both (A) and (B) above, free and clear of all Liens other than Permitted Liens and the provisions of agreements relating to Licenses In;

(ii) all Company Intellectual Property Assets owned by or exclusively licensed to the Company are valid and enforceable, and all Patents, Marks, Websites and Copyrights owned by the Company that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

(iii) none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, domain name registrar, or in any similar office or agency anywhere in the world is subject to any maintenance fee or Tax or action falling due within thirty (30) days following the Closing Date;

(iv) no Company Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding, to the knowledge of the Company, there is no patent or patent application of any third party that interferes or is reasonably likely to interfere with a Company Patent, and, to the knowledge of the Company, all Products made, used or sold under the Company Patents have been marked with the proper patent notice;

(v) the Company has not received any claims nor, to the knowledge of the Company, are there any threatened claims against the Company or any of its employees alleging that any activity by the Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any Person or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) neither the operation of the Business of the Company (as conducted or as contemplated to be conducted as of the date hereof), nor any activity by the Company, nor any use, importation, offer for sale and/or sale of any Product related thereto, in each case either as currently conducted or as currently planned to be conducted, constitutes, a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Asset or infringes or violates (or in the past infringed or violated) any Third Party IP Asset;

(vii) (A) all former and current employees, consultants and contractors of the Company that have materially contributed to the Company Intellectual Property Assets have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all inventions, improvements, discoveries, writings, works of authorship (including without limitation, photographs, images and editorial content), other intellectual property and information relating to the Business and any of the Products or services being researched, developed, manufactured or sold by the Company or that may be used with any such Products or services and Intellectual Property Assets relating thereto (including without limitation, photographs, images and editorial content); and (B) in each case where a Company Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(viii) to the Company’s knowledge, there is no, nor has there been any, infringement or violation by any Person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto, and, to the Company’s knowledge, there is no, nor has there been any misappropriation by any Person or entity of any of the Company Intellectual Property Assets or the subject matter thereof;

(ix) Schedule 3.14(b)(ix) of the Disclosure Schedule describes each category of Personal Data collected by or for the Company through any means, specifying which Company Products collect, store, or otherwise process such categories of Personal Data. The Company, the Products, all Company Websites operated by or for the Company, and all third parties acting on behalf of the Company comply, and have, materially complied with all applicable (i) Laws, (ii) Company privacy policies, (iii) obligations contained within Contracts to which it is or was a party or by which it is or was bound, (iv) rules of applicable self-regulatory or other industry organizations by which it is or was bound (including, solely to the extent applicable, the PCI Data Security Standard and any other rules of the Payment Card Industry Security Standards Council), (v) fiduciary obligations, and (vi) published industry standards (to which published industry standards the Company has committed publicly or contractually to adhere, or has stated that it will adhere to in any internal policy document) (collectively, “Privacy Laws and Requirements”), relating to (A) the privacy of users of all Company Websites operated by or for the Company and all Products; (B) marketing to, or other communications with, consumers or to consumer protection; and (C) the collection, use, storage, retention, disclosure, security, transfer, disposal, interception, or any other processing of any Personal Data or customer data by or for the Company or by third parties having authorized access to any Personal Data or customer data maintained by or for the Company. The Products, and the use thereof by customers for their intended or advertised purposes by customers in accordance with the Company’s Contracts with such customers, do not violate any Privacy Laws and Requirements in any material respects. The execution, delivery and performance by the Company of this Agreement, and the transfer of all Personal Data and customer data maintained by or for the Company to Buyer, are and will be compliant with all Privacy Laws and Requirements. Copies of all current Company privacy policies have been provided to Buyer. Each Company privacy policy and all materials distributed by the Company have at all times made all disclosures to users and customers required of the Company by all Privacy Laws and Requirements, and none of such disclosures made or contained in any such Company privacy policy or in any such materials has been, inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements. The Company has obtained a written agreement from each subcontractor to which it has supplied Personal Data, or permitted to collect or process Personal Data or customer data on the Company’s behalf, that binds the subcontractor to implement reasonable and appropriate means for protecting such Personal Data and customer data consistent with all Privacy Laws and Requirements. There is not and within the last three (3) years has not been any complaint to, or any audit, proceeding, investigation (formal or informal) or claim against, any of the Company or any of its customers (in the case of customers, to the extent relating to the practices of the Company any Company Product, or any Company Website operated for or by the Company) by any private party, the Federal Trade Commission, any state attorney general or similar state official or any other Governmental Entity, in each case with respect to the collection, use, retention, disclosure, transfer, interception, storage, disposal, or other processing of Personal Data or customer data;

(x) the Company has complied and does comply with the CAN-SPAM Act and all other legislation regulating the transmission of commercial email (“UCE Laws”) and has contractually obliged and does contractually oblige all companies that send advertising on their behalf to so comply. No claims have or, to the knowledge of the Company, will be asserted against the Company alleging a violation of any UCE Laws and, to the knowledge of the Company, no such claims are likely to be asserted against the Company and/or any third party advertisers acting on behalf of the Company;

(xi) in conducting the Business, the Company has not and does not engage in any unfair or deceptive marketing practices. No claims have or, to the knowledge of the Company, will be asserted against the Company alleging unfair and/or deceptive marketing practices by the Company or any third party marketing the Company’s business and, to the knowledge of the Company, no such claims are likely to be asserted;

(xii) in conducting the Business, the Company has not and does not engage in any “black hat” techniques for search engine results optimization with respect to the Websites, including any of the following practices: (1) link farming, meaning using websites that the Company or Seller owns or control to secure links to the Websites or sites that link to the Company Websites; (2) cloaking, meaning deliberately showing different content to search engines and human users to influence the Company’s search ranking or the content displayed within search results; (3) doorway pages (similar to cloaking), meaning having a webpage that ranks for a phrase where the end user is then re-directed to a substantially different webpage (provided, that this technique is not a 301 webpage re-direct); (4) hidden text, meaning using text on a website that is not meant to be read, but is for search engines; (5) selling links or using disguised exchanges or otherwise accepting anything of value for a link from the Company Websites to another website; (6) website tools spam, including, without limitation, offering a website hit counter with a link back to a Website or any other means of getting a link back from a site owner without their explicit knowledge (e.g., a wordpress theme download with a hidden link); and (7) purchasing paid links, including, without limitation, purchasing links through networks;

(xiii) Schedule 3.14(b)(xiii) contains a true, correct and complete list of all Social Media Accounts used, operated or maintained by the Company, including in connection with marketing or promoting any Products. Schedule 3.14(b)(xiii) also lists, for each such Social Media Account, any user name(s), handle(s), and other identifiers registered or used by or for the Company with respect to such Social Media Account (collectively, “Social Media Account Names”). All use of the Social Media Accounts by or on behalf of the Company, complies with and has complied with all (A) terms and conditions and other Contracts applicable to such Social Media Accounts to which the Company is a party or is otherwise bound and (B) applicable Law;

(xiv) the Company has taken commercially reasonable security measures (consistent with the Company’s size and industry) to protect the confidentiality of all Trade Secrets owned by the Company or used or held for use by the Company (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and any other Person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the knowledge of the Company, there has not been any breach by any party to such confidentiality agreements;

(xv) (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, and (B) the Company has not provided or disclosed any source code of any Product to any person or entity;

(xvi) (A) each Product materially performs in accordance with its documented specifications and as the Company has warranted to its customers, and (B) the Product support items contain all the information necessary or useful to sell, maintain, and support the Products;

(xvii) Schedule 3.14(b)(xvii) contains a true, correct and complete list of all IT Systems used, operated or maintained by the Company, and whether such IT Systems are owned or leased, or licensed. The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company in connection with the Business. The Company has continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored on any IT Systems) and maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, (A) there has been no failure with respect to any IT Systems that has had a material effect on the operations of any Product or Website and (B) there has been no unauthorized access to or use of any IT Systems;

(xviii) the Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to the Company or any customer, licensee or recipient;

(xix) none of the Products contain, incorporate, link or call to or otherwise use Open Source Software (as defined below), in a manner that obligates the Company to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Open Source Software; “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org; and

(xx) all Intellectual Property Assets will be available for use by Buyer and its Affiliates on substantially similar terms and conditions subsequent to the Closing as those that were applicable to the Company immediately prior to Closing.

3.15 Litigation; Proceedings. Except as set forth on Schedule 3.15, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its directors, officers or employees, in their capacity as such, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or any arbitrator, mediator or similar dispute resolution party, and to the knowledge of the Company, there is no basis for any of the foregoing investigation or inquiry. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator. Schedule 3.15 includes a description of all litigation, claims, proceedings, civil investigative demands, subpoenas or, to the Company’s knowledge, investigations involving the Company or any of its directors, officers or employees, in their capacity as such, occurring, arising or existing during the past three (3) years.

3.16 Governmental Licenses and Permits. Except as set forth on Schedule 3.16, the Company owns or possesses, and has owned and possessed during the past three (3) years, all right, title and interest in and to all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities (collectively, “Permits”) that are necessary to conduct its Business except as would not be material. The Company is in material compliance with the terms and conditions of such Permits. No loss or expiration of any Permit is pending or, to the Company’s knowledge, threatened (including as a result of the transactions contemplated hereby). Except as indicated on Schedule 3.16, all of the Permits are transferable to Buyer and/or its Affiliates.

3.17 Compliance with Laws. The Company has, within the past three (3) years materially complied with and is in material compliance with all Laws of foreign, federal, state and local governments and all agencies thereof that are applicable to the business, business practices or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such Laws, and the Company has not received notice of any such violation.

3.18 Taxes.

(a) For U.S. federal income tax purposes, the Company is, and always has been, classified as a domestic corporation, and has never owned an equity interest in any other entity.

(b) All Tax Returns required to be filed by the Company have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(c) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor,

customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e) No extensions currently in force or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(f) The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the date of the most recent Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected in the Financial Statements. The amount of the Company’s liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g) Schedule 3.18(g) of the Disclosure Schedule sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(h) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(i) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(n) The Company’s shares are not, and have never been, “United States real property interests” within the meaning of Section 897 of the Code, “taxable Australian property” within the meaning of Section 855.15 of the Income Tax Assessment Act 1997 (Cth), or otherwise subject to any similar regime for the taxation of indirect interests in real property held by non-residents.

(o) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

3.19 Employees.

(a) Schedule 3.19(a) contains a complete and accurate list of all of the officers and other employees of the Company, describing for each such employee the position or title, whether classified as exempt or non-exempt for wage and hour purposes, base compensation rate (if exempt, the base annual salary rate, if non-exempt, the base hourly wage rate), target incentive compensation (e.g. commissions, bonuses), frequency of payment for such incentive compensation (e.g. monthly, quarterly, semi-annually, annually), average scheduled hours per week, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), accrued unused vacation, fringe benefits and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

(b) Schedule 3.19(b) contains a complete and accurate list of all of the independent contractors, consultants, temporary employees or leased employees of the Company and classified by the Company as other than employees (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the Business, nature of services provided, fee or compensation arrangements, date initially retained to perform services, the contemplated end date of such services (if any), notice period requirement for termination of the relationship, location of services provided and other material contractual terms with the Company.

(c) Except as contemplated by this Agreement or as set forth on Schedule 3.19(c), (i) to the knowledge of the Company, no officer or key employee, or group of employees or Contingent Workers, has expressed any plans to terminate his, her or their employment or service arrangement with the Company and (ii) in the past twelve (12) months no officer’s or key employee’s employment with the Company has been terminated for any reason.

(d) Except as set forth on Schedule 3.19(d):

(i) The Company is, and for the last three (3) years has been, in material compliance with all applicable Laws respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment (including, without limitation, discrimination, retaliation and harassment), immigration, vacations, payment and withholding of social security and other Taxes, labor relations and collective bargaining, wages and hours and wage payment laws, including, without limitation, with respect to the classification of employees for purposes of foreign, federal, state and local law;

(ii) the Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers;

(iii) there are no, and within the last three (3) years there has been no, formal or informal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally;

(iv) none of the employment policies or practices of the Company is currently being audited or investigated;

(v) none of the Company or any of its respective officers, is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters;

(vi) the Company is in compliance with the requirements of the Immigration Reform Control Act of 1986;

(vii) in the past five (5) years, the Company has not implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar Law; and

(viii) all employees are employed at-will.

(e) To the extent that any Contingent Workers are employed or used, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all wage, hour, classification and tax Laws and employee benefit plans and perquisites.

(f) The Company and the Seller are in compliance in all material respects with all applicable employment, workplace relations, and occupational health and safety Laws in each jurisdiction in which employees are located, including with respect to the classification, engagement, compensation, and termination of such employees and any applicable minimum employment standards, leave entitlements, superannuation obligations, and withholding requirements.

3.20 Employee Benefit Plans.

(a) Schedule 3.20(a) sets forth a true, complete and correct list of every Company Employee Plan. Neither the Company nor any of its ERISA Affiliates has ever maintained or contributed to or has any Liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any of its ERISA Affiliates has ever maintained or contributed to or has any actual or potential Liability with respect to any plan that is or has been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates maintains or contributes to or has any actual or potential Liability with respect to any plan that provides health, accident or life insurance or any other non-pension benefits to former employees, their spouses or dependents (other than in accordance with COBRA or other applicable law) nor has the Company or any of its ERISA Affiliates ever promised to provide any such post-termination benefits. Neither the Company nor any of its ERISA Affiliates has ever contributed to or has any Liability with respect to any “employee benefit plan” or other arrangement with or for the benefit of any service provider to the Company that is subject to the laws of a jurisdiction other than the United States or one of the United States. No Company Employee Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur Liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(b) Each Company Employee Plan complies in form and in operation in all material respects with its terms and the requirements of applicable Laws, including ERISA and the Code and the nondiscrimination rules thereof. Any Company Employee Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code and each trust (if any) forming a part thereof, has received a favorable determination letter or advisory or opinion letter from the IRS as to the qualification under the Code of such Company Employee Plan and the tax exempt status of such related trust, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Employee Plan or the tax exempt status of such related trust.

(c) Except as set forth on Schedule 3.20(c), all required reports and descriptions (including Forms 5500, Summary Annual Reports and Summary Plan Descriptions) with respect to the Company Employee Plans have been properly and timely filed with the appropriate government agency (as applicable) and distributed to participants as required. Each of the Company, its Subsidiaries and its ERISA Affiliates has materially complied with the requirements of COBRA where applicable.

(d) All payments and/or contributions required to have been made (in accordance with the provisions of any agreements or other governing documents of the applicable Company Employee Plan or applicable Law) with respect to all Company Employee Plans for all periods prior to the Closing Date either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.20(d)).

(e) Neither the Company nor any of its ERISA Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation, the IRS, any multiemployer plan or otherwise with respect to any Company Employee Plan that has not been satisfied in full, nor does any condition exist that presents a material risk to the Company or any of its ERISA Affiliates of incurring such a liability.

(f) With respect to each Company Employee Plan, (i) there have been no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as described in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Employee Plans, and (iii) no actions, investigations, suits, governmental administrative proceedings, audits or claims (other than routine claims for benefits) are pending or threatened against any Company Employee Plan, and the Company has no knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such actions, suits, proceedings or claims.

(g) With respect to each of the Company Employee Plans, the Company has made available to Buyer true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the most recent letter received from the IRS, (iii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three (3) years), (iv) all related trust agreements, insurance contracts or other funding agreements that implement such plans and (v) all Contracts relating to each such plan, including service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

(h) Each Company Employee Plan or other contract between the Company, on the one hand, and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder), on the other hand, that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with, or is exempt from, Section 409A of the Code and no payment to be made under a Company Employee Plan is, or to the knowledge of the Company will be, subject to Section 409(A)(1) of the Code. The Company has complied with the requirements of Section 409A of the Code including the reporting and wage withholding requirements as mandated by IRS Notice 2008-115.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) would (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company, (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company.

3.21 ESOP Matters. The Company has made available to Buyer a complete and correct copy of the Plan Rules and each offer issued thereunder. The Employee Share Option Plan of the Seller constituted by the Plan Rules (the “Plan”) was validly established and has been administered at all times in material compliance with its terms and all applicable Laws. Schedule 3.21 sets forth a complete list of all outstanding options under the Plan, including for each option the holder, grant date, number of options, exercise price, vesting status, jurisdiction of residence and expiry date. No participant has exercised any options such that shares are currently on issue pursuant to the Plan, except as identified on Schedule 3.21. The exercise price per share of each option outstanding under the Plan exceeds the per-share consideration payable in respect of a share of Company Stock in connection with the transactions contemplated by this Agreement, and accordingly no holder of any option under the Plan is, or will become, entitled to receive any payment, consideration or other amount (whether in cash, securities or otherwise) in respect of such options in connection with such transactions or otherwise. There are no pending or, to the knowledge of the Company, threatened in writing disputes, claims or proceedings by or on behalf of any participant in the Plan. To the extent that any options have been granted to participants resident in the United States, such options were granted in compliance in all material respects with the applicable provisions of the Code (including Section 409A and, if designated as incentive stock options, Section 422) and applicable U.S. securities Laws. For the purpose of this Agreement, “Plan Rules” means the Employee Share Option Plan Rules of the Seller, as amended from time to time, together with any addendum applicable to participants resident in the United States.

3.22 Insurance. Schedule 3.22 lists each insurance policy maintained by or on behalf of the Company with respect to its properties, assets and business, together with a claims history for the past three (3) years. All of such insurance policies are in full force and effect, all premiums due and payable with respect to such insurance policies have been paid to date, and the Company has never been (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. Except as set forth on Schedule 3.22, the Company does not have and has had no self-insurance, co-insurance or captive insurance program and the Company does not have any Liability related to any such program.

3.23 Environmental Matters. The Company has, in the three (3) years prior to the date of this Agreement, complied with and is currently in compliance with all Environmental Requirements in all material respects and has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and the Company has not received any notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Company or any of its properties or facilities. Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all Permits and other authorizations that may be required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of the Business.

3.24 Affiliate Transactions. Except as disclosed on Schedule 3.24, no Insider is a party to any Contract or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. Schedule 3.24 hereto describes (i) all affiliated services provided to or on behalf of the Company by any Seller Party, its Affiliates or any Insider, (ii) all affiliated services provided to or on behalf of any Seller Party, its Affiliates, or any Insider by the Company, (iii) all affiliate transactions or Contracts among the Company, on the one hand, and the Seller Party, any of its Affiliates or any Insider, on the other hand (including, in each case, the costs charged to or by the Company) and (iv) a description of all relationships and affiliations among all parties to any arrangements or transactions disclosed in accordance with clause (i), (ii) and (iii); other than standard confidentiality agreements and indemnification agreements with any Affiliates or Insiders.

3.25 Brokerage. Except as set forth on Schedule 3.25, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.26 Warranty and Related Matters; Recalls.

(a) The Company has made available to Buyer correct and complete copies of the Company’s standard written warranty or warranties currently in effect and those used by the Company in the ordinary course of business in the last three (3) years for any and all the Company Products. Schedule 3.26(a) sets forth a complete list of all outstanding product and service warranties and guarantees on any of the products or services that the Company designs, distributes, services, markets, sells or produces for itself, a customer or a third party or has designed, distributed, serviced, marketed, sold or produced for itself, a customer or a third party in the last three (3) years (each such product or service shall be referred to herein as a “Company Product”) and, except as set forth on Schedule 3.26(a), the Company has not received any written claims that any such warranty or guaranty has been breached. Except as disclosed on Schedule 3.26(a), there are (i) no material design defects or manufacturing defects in any Company Product, (ii) the Company Products conform in all material respects to applicable specifications, warranties and contractual commitments, (iii) to the knowledge of the Company after due inquiry, no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems outside of the ordinary course of business and (iv) no recalls or post-sale warnings with respect to any Company Product. Notwithstanding the foregoing clause (iii), no warranty or other claims or returns (whether or not in the ordinary course of business), and no facts or circumstances known to the Company, indicate or would reasonably be expected to indicate any systemic, recurring or pervasive defect, or design, manufacturing, quality or performance problem affecting any Company Product or any category or model of Company Products.

(b) The reserve for warranty and product return claims reflected on the Financial Statements and the Base Balance Sheet to the knowledge of the Company is adequate. Since the date of the Base Balance Sheet, there has been no material increase in the rate of warranty claims or product returns relating to any Company Product.

3.27 Product Liability. The Company has no material liability and, to the knowledge of the Company, there is no reasonable basis for any present or future proceeding against the Company which could give rise to any material liability, in each case arising out of any injury to any Person or property as a result of the ownership, possession or proper use of any product manufactured, sold or leased by the Company. No product prepared or manufactured by the Company is or has been subject to any voluntary or involuntary product recall during the past three (3) years and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in a recall. The Company Products comply in all material respects with applicable product safety Laws, and the Company maintains all material approvals, certifications and authorizations required for the lawful manufacture, importation, marketing, distribution and sale of such products in the jurisdictions in which they are sold.

3.28 Anticorruption and Anti-Bribery Laws. Neither the Company nor any of its predecessors or current or former subsidiaries (including, any of their respective employees, officers or directors), has taken or failed to take any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, any rules or regulations under these laws, or any other applicable anti-corruption or anti-kickback law or regulation, including without limitation: (a) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any person or foreign government official (including appointed or elected officials, government employees, political parties, party officials, candidates for political office, and any officer, director or employee of any government entity), for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (b) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) establishment or maintenance of any unlawful fund of corporate monies or other properties; or (d) making of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.29 Sanctions and Trade Regulations. The Company has at all times been in compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a Permit, license exception, or other applicable authorization of a Governmental Authority, has not: (i) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity designated as a Specially Designated National or appearing on the Consolidated Sanctions List administered by the Office of Foreign Assets Control, Department of the Treasury; (ii) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from any country or region subject to U.S. trade embargoes under OFAC regulations or any other applicable statute or Executive Order; (iii) imported any goods except in full compliance with the import and Customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or (iv) violated the antiboycott prohibitions, or failed to comply with the reporting requirements of the Tax Reform Act of 1976 (26 U.S.C. § 999). The Company has in place adequate controls to ensure compliance with any applicable Laws pertaining to the export and import of goods, services, and technology, including without limitation, the U.S. economic sanctions administered by OFAC and the import and customs laws. The Company, its predecessors, and its subsidiaries have not undergone or are undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to export, import, or other trade-related activity. To the knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by the Company.

3.30 Import/Export and Customs Compliance.

(a) The Company has at all times been in compliance in all material respects with all applicable customs, import and export Laws, including Title 19 of the United States Code, all regulations administered by U.S. Customs and Border Protection, and any equivalent Laws of any other jurisdiction in which the Company imports or exports goods.

(b) All import duties, tariffs, customs fees and similar charges owed by the Company have been properly calculated and timely paid in full, except as set forth on Schedule 3.30(b).

(c) Schedule 3.30(c) sets forth a complete description of any pending or anticipated tariff refund claims, duty drawback claims, or other customs-related refund or credit claims of the Company, including the estimated amount and current status of each such claim.

(d) The Company has not received any notice of any pending or threatened audit, investigation or inquiry by U.S. Customs and Border Protection or any equivalent foreign customs authority.

(e) The Company has properly classified all imported goods under the Harmonized Tariff Schedule and has not received any notice of any ruling or determination by any Governmental Authority that any prior classification was incorrect.

3.31 Securities Offerings. Schedule 3.31 sets forth a complete list of all offerings of securities conducted by the Company, including any offerings pursuant to Regulation Crowdfunding (each, a “CF Offering”) and any other offering or sale of securities under any exemption from registration under the Securities Act or applicable state securities Laws, in each case including the date, amount raised, exemption relied upon, and current status of each such offering. Each such offering was conducted in compliance in all material respects with all applicable Laws, including all filing, disclosure, reporting and ongoing compliance obligations applicable thereto. All documents required to be filed with the SEC or any other Governmental Authority in connection with any such offering have been timely filed and were true and complete in all material respects as of the dates filed. All funds raised in any such offering have been used solely for the purposes disclosed in the applicable offering documents. There are no pending or, to the knowledge of the Company, threatened actions, proceedings, investigations, claims or demands by any Governmental Authority, funding portal, broker-dealer, investor or other Person relating to any such offering or arising out of such Person’s participation therein, including any claim for rescission, refund or damages.

3.32 Bank Accounts. Schedule 3.32 sets forth a true and complete list of (i) all bank accounts, deposit accounts, securities accounts and safe deposit boxes maintained by the Company and (ii) all Persons authorized to sign or otherwise act with respect to each such account or safe deposit box. The Company does not maintain any bank account, deposit account, securities account or safe deposit box not listed on Schedule 3.32.

3.33 No Other Representations. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis of the Company, the Business, assets and liabilities of the Company, and only the representations and warranties expressly contained in Section 3, Section 4 and Section 5, the Ancillary Agreements and any schedules attached hereto or thereto. Buyer acknowledges and agrees that, other than as expressly set forth in Section 3, Section 4 and Section 5, the Ancillary Agreements and any schedules attached hereto or thereto, none of the Company, or any of its respective directors, officers, employees, affiliates, stockholders, agents, representatives or other Persons has made, and shall not be deemed to have made, any representations or warranties relating to the Business, assets and liabilities of the Company, including with respect to any written or oral information regarding the Company and made available to Buyer, and no statement contained in any such materials or made orally shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement, or any of the transactions or documents contemplated hereby and thereby. Notwithstanding the foregoing, nothing herein shall be deemed to apply to or limit in any way, Buyer’s rights and remedies in the case of fraud.

SECTION 4. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER PARTIES.

As a material inducement to Buyer entering into this Agreement, the Seller Parties represent and warrant to Buyer that on the date hereof and at the Closing that:

4.1 Ownership of Shares. The Seller is the record and beneficial owner of, and has good and valid title to, all of the shares of Company Stock, free and clear of any Liens, and has the full corporate power and authority to vote, transfer and sell such shares.

4.2 Organization and Corporate Power. Seller is an Australian proprietary limited company duly organized, validly existing and in good standing under the Laws of Australia. Seller is not in default under or in violation of any provision of its applicable governing documents.

4.3 Authorization of Transactions. The Seller has full corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. Seller has duly approved this Agreement and the Ancillary Agreements to which it is a party and delivery of this Agreement or the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, including any approvals required under the Seller’s constitution or applicable Laws. This Agreement and the Ancillary Agreements to which it is a party have been (or will be in the case of the agreements not required to be executed at signing, at or prior to the Closing) duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.4 Non-Contravention. The execution, delivery and performance by the Seller of this Agreement, the Ancillary Agreements to which it is a party and all agreements, documents and instruments executed and delivered by the Seller pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Seller is a party or by which any of its assets are bound; (b) violate or result in a violation of any provision of the Seller’s organizational or governing documents; (c) result in the creation of any Lien upon any material asset of the Seller or upon the Company Stock; (d) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to the Seller; or (e) require from the Seller any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

4.5 Litigation. There are no actions, suits, proceedings or orders pending or, to Seller’s knowledge, threatened against or affecting the Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially and adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.6 Brokerage. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Seller or any of its Affiliates who might be entitled to any fee or commission from the Seller in connection with the transactions contemplated by this Agreement.

4.7 Investment Representations. The Seller (a) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act or otherwise qualifies to receive the Equity Consideration under an applicable exemption from the registration requirements of the Securities Act, (b) is acquiring the Equity Consideration for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, (c) acknowledges that the Equity Consideration has not been registered under the Securities Act or under any state securities laws and may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Equity Consideration.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE INDIRECT EQUITYHOLDERS AND THE SUPPORTING PARTIES.

As a material inducement to Buyer entering into this Agreement, each Indirect Equityholder and each Supporting Party (each, a “Representing Party”) represents and warrants to Buyer that on the date hereof and at the Closing that:

5.1 Organization and Power. Such Representing Party (as applicable) is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation or organization, and has all requisite power and authority (whether corporate, individual, trust or otherwise) to own, lease and operate its properties and to carry on its business as presently conducted. The Representing Party is not in violation of any provision of its organizational or governing documents (to the extent applicable).

5.2 Authorization of the Transactions. Such Representing Party has full power, authority and legal capacity (corporate or otherwise) to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. To the extent such Representing Party is an entity, (a) it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) it has all requisite corporate, limited liability company, partnership or other organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or other organizational action on the part of such Representing Party. This Agreement has been duly executed and delivered by such Representing Party and constitutes the valid and binding agreement of such Representing Party, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3 Non-Contravention. The execution, delivery and performance by such Representing Party of this Agreement and the Ancillary Agreements to which such Representing Party is a party and all agreements, documents and instruments executed and delivered by such Representing Party pursuant hereto and the performance of the transactions contemplated by this Agreement do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which such Representing Party is a party or by which any of its assets are bound; (b) to the extent such Representing Party is an entity, violate or result in a violation of any provision of such Representing Party’s organizational documents; (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to such Representing Party; or (d) require from such Representing Party any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

5.4 Litigation. There are no actions, suits, proceedings or orders pending or, to such Representing Party’s knowledge, threatened against or affecting such Representing Party, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially and adversely affect such Representing Party’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.5 Brokerage. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of such Representing Party or any of its Affiliates who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

5.6 Investment Representations. Such Representing Party (a) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act or otherwise qualifies to receive the Equity Consideration under an applicable exemption from the registration requirements of the Securities Act, (b) is acquiring the Equity Consideration for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, (c) acknowledges that the Equity Consideration has not been registered under the Securities Act or under any state securities laws and may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Equity Consideration.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.

As a material inducement to the Company and the Seller to enter into this Agreement, Buyer hereby represents and warrants to the Company and the Seller Parties that on the date hereof and at the Closing that:

6.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

6.2 Authorization of Transactions. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Buyer has duly approved this Agreement and the Ancillary Agreements to which it is a party and delivery of this Agreement or the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

6.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the issuance of the Equity Consideration and the Conversion Shares, and the performance of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which Buyer is a party or by which its assets are bound, (b) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Buyer’s certificate of incorporation or bylaws; (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to Buyer; or (d) require from Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

6.4 Brokerage. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

6.5 Issuance of Securities. The issuance of the Equity Consideration and the shares of Buyer Common Stock issuable upon conversion of the Equity Consideration (the “Conversion Shares”) have each been duly authorized and, upon issuance in accordance with the terms of this Agreement and the Certificate of Designation, shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances with respect to the issuance thereof. As of the Closing, Buyer shall have reserved from its duly authorized capital stock not less than the maximum number of Conversion Shares issuable upon conversion of all of the Equity Consideration. Upon issuance or conversion in accordance with this Agreement and the Certificate of Designation, the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Buyer Common Stock. The offer and issuance by Buyer of the Equity Consideration and Conversion Shares are exempt from registration under the Securities Act.

6.6 Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially and adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.7 Financial Ability. As of the time of the Closing, Buyer has and will have access to such funds available to it as are necessary to pay the amounts required to be paid under Sections 2.2(b), 2.2(c), and 2.4, and any fees and expenses of Buyer and its applicable Affiliates relating to this Agreement and the transactions contemplated hereby. No contract binding on Buyer as of the Closing Date restricts in any way the timely payment by Buyer of such amounts.

6.8 Securities Laws; Resale Matters. The offer, issuance and sale of the Equity Consideration and the Conversion Shares are exempt from registration under the Securities Act and applicable state securities Laws, assuming the accuracy of the representations and warranties of the Seller Parties set forth in Sections 4.7 and 5.6 (Investment Representations). Buyer has made available to Seller the restrictive legends, resale restrictions and transfer limitations applicable to the Equity Consideration and the Conversion Shares. Any registration of the Conversion Shares shall be governed solely by the Registration Rights Agreement. Buyer shall not impose any transfer restriction other than (a) customary restrictive legends and transfer limitations expressly set forth in this Agreement, the Certificate of Designation or the Registration Rights Agreement, (b) those arising under applicable securities Laws, and (c) Buyer’s insider trading policy and Sections 7.17 through 7.19. To the knowledge of the Buyer, each offering of securities conducted by the Buyer was conducted in compliance in all material respects with all applicable Laws, including all filing, disclosure, reporting and ongoing compliance obligations applicable thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. To the knowledge of the Buyer, all documents required to be filed with the SEC or any other Governmental Authority in connection with any such offering have been timely filed and were true and complete in all material respects as of the dates filed, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. To the knowledge of the Buyer, all funds raised in any such offering have been used solely for the purposes disclosed in the applicable offering documents. There are no pending or, to the knowledge of the Buyer, threatened actions, proceedings, investigations, claims or demands by any Governmental Authority, funding portal, broker-dealer, investor or other Person relating to any such offering or arising out of such Person’s participation therein, including any claim for rescission, refund or damages, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 7. ADDITIONAL COVENANTS AND AGREEMENTS.

7.1 Tax Matters.

(a) Australian Tax Matters.

(i) Buyer and the Company shall cooperate with Seller in good faith and use commercially reasonable efforts to avoid or mitigate any adverse Australian Tax consequences to Seller to the extent such consequences are attributable to actions taken by Buyer or the Company after the Closing (except actions contemplated by this Agreement), and arise in connection with the transactions contemplated by this Agreement. The parties confirm that the Seller Parties and the Buyer are dealing with each other at arm’s length.

(ii) Buyer covenants that from the day prior to Closing and at all subsequent times through to Closing, the Buyer will remain the ultimate holding company of its wholly-owned group for the purposes of section 124-780(3)(e)(ii) of the Income Tax Assessment Act 1997 (Cth).

(iii) Buyer represents that Buyer has not made a choice under section 124-795(4) of the Income Tax Assessment Act 1997 (Cth), and agrees not to make a choice under such section.

(iv) The Parties agree not to treat the sale of the Purchased Shares under this Agreement as a taxable supply for Australian goods and services tax purposes.

(v) Promptly following the date of this Agreement, Buyer and Seller shall reasonably cooperate with Seller’s tax advisors (the “Tax Advisors”) to determine (a) whether the Company has any unpaid Tax liability as a result of potentially being an Australian tax resident, or will incur any Tax liability as a result of ceasing to be an Australian tax resident upon completion of the transactions contemplated by this Agreement, and (b) the amount of any such liability and the Company’s aggregate risk exposure in respect thereof (the “Tax Exposure”). Buyer and Seller shall each be responsible for fifty percent (50%) of the reasonable costs and expenses charged to Seller by the Tax Advisors related to the Tax Exposure, provided that Seller shall be solely responsible for the costs of implementing any structure, plan or steps recommended by the Tax Advisors (or otherwise agreed by the Parties) to address, mitigate or resolve the Tax Exposure. Seller shall retain sole decision-making authority and control over whether, when and how to proceed with any voluntary disclosure, amended return, ruling request or other submission to any Tax authority in respect of the Tax Exposure; provided that (x) Seller shall consult in good faith with Buyer before making any material disclosure or submission, (y) Buyer, Company, and Seller agree to reasonably cooperate to minimize and mitigate the Tax Exposure and (z) nothing in this paragraph shall require the Company or, after the Closing, Buyer to adopt or report any Australian Tax position that it reasonably determines would violate applicable Law.

(b) Filing of Tax Returns. The Seller Representative shall prepare (or cause to be prepared) and file (or cause to be filed), at the expense of the Seller Parties, on a timely basis all Tax Returns of the Company for Tax periods ending on or before the Closing Date that are required to be filed after the date of this Agreement. The Seller Representative shall provide such Tax Returns to Buyer for its review and comment at least twenty (20) days prior to the due date for filing such Tax Returns (taking into account any applicable extensions) or, if a Tax Return is due fewer than twenty (20) days after the date of this Agreement, then the Seller Representative shall provide such Tax Return as soon as practicable after the date of this Agreement. Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Company for any Straddle Period and shall provide such Tax Returns to Seller Representative for its review and comment at least twenty (20) days prior to the due date for filing such Tax Returns (taking into account any applicable extensions) or, if such Tax Return is due fewer than twenty (20) days after the Closing Date, then the Seller Representative shall provide such Tax Returns as soon as practicable after the Closing Date. Each of Buyer and the Seller Representative shall consider the comments of the other party in good faith.

(c) Transfer Taxes. Each of the Seller and the Buyer shall be liable for fifty percent (50%) of any transfer, documentary, sales, goods and services, use, value added, excise, stock transfer, stamp, landholder duty, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, but excluding income, capital gains or similar Taxes, that become payable in connection with the transactions contemplated by this Agreement (“Shared Transfer Taxes”); provided that any such Taxes arising under Australian federal, state or local law (“Australian Transfer Taxes”) shall not be considered Shared Transfer Taxes and shall be borne solely by Seller; provided further that, for the avoidance of doubt, any Shared Transfer Taxes or Australian Transfer Taxes arising as a direct result of Buyer’s post-Closing transfers, elections or other actions not contemplated by this Agreement shall be borne solely by Buyer. The applicable Parties shall cooperate in filing such forms and documents as may be necessary to permit any such Shared Transfer Taxes or Australian Transfer Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Tax.

(d) Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income,

receipts, sales, use or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Tax Claims. Notwithstanding anything herein to the contrary, except as specifically provided herein, Buyer shall control the conduct and resolution of any claim which involves the assertion of any claim or the commencement of any action, in respect of which an indemnity may be sought pursuant to Section 8.2(a)(iii) (a “Tax Claim”); provided that the Seller Representative may participate in such proceedings at its own expense. Buyer and the Seller Representative agree to give prompt written notice to each other of the receipt of any written notice by any of them which involves a Tax Claim; provided, that the failure to give such notice shall not affect the indemnification provided hereunder, unless the Party who was supposed to receive such notice has been materially prejudiced by such failure. Buyer shall not settle, compromise, concede or otherwise resolve any Tax Claim without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). In the event of a conflict between the provisions of this Section 7.1(e) and Section 8.2(d) with respect to a Tax Claim, the provisions of this Section 7.1(e) shall control.

(f) Tax Cooperation. Buyer and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by Buyer or the Seller Representative, in connection with (i) the preparation and filing of any Tax Return of the Company, (ii) any Tax Claim, and (iii) any other matter under this Agreement relating to Taxes of the Company, in each case with respect to any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention and, upon Buyer’s or the Seller Representative’s request, the provision of records and information that are reasonably relevant to any such Tax matter and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Seller Representative agree to (i) retain all books and records relevant to Tax matters of the Company with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations (and any extensions thereof) of the applicable Tax period, and (ii) give each other reasonable written notice prior to destroying or discarding any such books and records and, if either party so requests upon such notice, the other party shall take possession of such books and records.

7.2 Confidentiality. Each Seller Party agrees to, and shall take reasonable measures to cause his, her or its respective agents, representatives and Affiliates to, treat and hold as confidential all of Buyer’s, the Company and their Affiliates’ trade secrets, processes, patent applications, product development, price, customer data, customer and supplier lists, pricing and marketing plans, policies and strategies, details of contracts operations methods, supplier information and relationships, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the business and affairs of Buyer, the Company and their Affiliates, including, without limitation, any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information and the organization documents and other corporate records and information of Buyer, the Company and their Affiliates (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement or the transactions contemplated thereby, and deliver promptly to Buyer, at Buyer’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, (i) is available publicly and was not disclosed in breach of this Agreement (ii) is generally made available to third parties without limitations on its disclosure, and to the knowledge of such Seller Party, such information was not subject to any confidentiality obligation at the time it was received by such Seller Party, or (iii) was obtained from an independent third party who obtained such information lawfully and was not under an obligation of confidentiality. In the event that any Seller Party or any of their respective agents, representatives or Affiliates becomes legally compelled to disclose any Confidential Information, such Person shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with the provisions of this Section 7.2. In the event that a protective order or other remedy is not obtained or if Buyer waives compliance with this Section 7.2, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information. The Mutual Non-Disclosure Agreement, dated April 21, 2026, between Buyer and the Company (the “Confidentiality Agreement”) shall terminate and be of no further force or effect upon the Closing. In the event this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall survive such termination in accordance with its terms. Nothing in this Section 7.2 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, each Seller Party has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of Law, and to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7.3 Non-Competition; Non-Solicitation.

(a) Non-Competition. Each of Hayden Thorneycroft and Daniel Alenaddaf (each, a “Restricted Party”) hereto agrees that he shall not, and shall cause any entity directly or indirectly controlled by such Restricted Party (each a “Controlled Affiliate”) not to, individually or as an employee, agent, consultant, provider of products or services, principal, representative, equity holder, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly, during the three (3) year period following the Closing (the “Restricted Period”): (i) engage or participate in, or acquire any financial or beneficial interest in, any business (other than on behalf of and for the benefit of Buyer or the Company) that engages in the Business, or otherwise develops, manufactures, or markets any products or services that the Company has under material and active development in the United States, Australia and any other country, province, state, city or other political subdivision in which any of the Company carries out its Business as of the Closing Date, has carried on its Business prior to the Closing Date, and/or actively plans to carry on its Business as of the Closing Date, (ii) take any action intended to materially and negatively affect any commercial relationship of the Buyer or the Company or (iii) induce or assist any other Person to engage in any of the activities described in the foregoing subparagraphs. Notwithstanding the foregoing, (A) nothing in this Section shall prohibit AFS from selling in Australia fitness equipment or related products manufactured by third parties or otherwise continuing its business as currently conducted as of the Closing Date, and (B) each Restricted Party may own, directly or indirectly, solely as an investment up to five percent (5%) of any class of “publicly-traded securities” of any company that engages in a business that competes with, or is substantially similar to, the business of the Company. For purposes of the preceding sentence, “publicly-traded securities” shall mean securities that are traded on a national securities exchange.

(b) Non-Solicitation. As a separate and independent covenant, each Restricted Party agrees that he shall not, and shall cause his Controlled Affiliates not to, individually or as an employee, agent, consultant, provider of products or services, principal, representative, equity holder, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly, during the Restricted Period: (A) hire, employ or engage or attempt to hire, employ or engage, for or on behalf of itself or any other Person any of the officers, employees or consultants of the Buyer, the Company, or any Person that was an officer, employee or consultant of the Buyer and/or the Company during the twelve (12)-month period immediately preceding the date of solicitation or hire; provided, however, that nothing in this Section 7.3(b) shall restrict a Restricted Party from soliciting any such employee, consultant, advisor, staff member, or independent contractor by way of public advertisements not specifically targeting employees or independent contractors of the Company or Buyer (but, for the avoidance of doubt, this clause shall not permit the hiring of any such officer, employee or consultant pursuant to such general solicitation); provided, further, that this Section 7.3(b) shall not restrict a Restricted Party from hiring any officer, employee or consultant whose employment or engagement was terminated by the Company or Buyer (as applicable), so long as such termination was not solicited or encouraged by such Restricted Party; and provided, further, that a Restricted Party may solicit or otherwise engage independent contractors that offer services to the Company as well as to other Persons, in their capacity as a consultant or contractor, so long as such engagement does not adversely affect, such independent contractor’s engagement with the Company, (B) solicit, persuade or attempt to persuade, or induce or attempt to induce any such officers, employees or consultants to leave the employ of the Buyer or the Company or violate the terms of their Contracts or any employment arrangements with the Buyer or the Company, including, without limitation, by offering employment to any such employee during such period, or (C) solicit, persuade or attempt to persuade, or induce or attempt to induce, any customer, supplier, wholesaler, service provider, lessor, licensor or other business relation of the Buyer or the Company into any business relationship that would interfere with the business of the Buyer or the Company.

(c) Non-Disparagement. Each Restricted Party agrees that he shall not, and shall cause each of its Controlled Affiliates not to, engage in any conduct that is critical of or injurious to the reputation of, the Buyer or the Company or any employees, agents, stockholders, members, officers, directors or representatives of the foregoing. Buyer agrees that it shall not, and shall cause its Affiliates and Representatives not to, engage in any conduct that is critical of or injurious to the reputation of any Restricted Party; provided, however, that the foregoing restrictions shall not restrict any Party or any of its Affiliates or Representatives from (i) making any disclosure required by applicable Law, regulation or stock exchange rules (including any filings with the SEC), (ii) making truthful statements in response to legal process, in connection with any Action, to any Governmental Authority; provided, that with respect to any Action between or among the Parties (or any of their respective Affiliates or Representatives), such statements shall be limited to truthful statements that are reasonably necessary to prosecute, defend, or otherwise resolve such Action and that are made in the course of such Action, or (iii) making any statement in connection with the enforcement of such Party’s rights under this Agreement or any Ancillary Agreement.

(d) Acknowledgments. With respect to the restrictive covenants set forth in Section 7.2 and Section 7.3, each Restricted Party acknowledges and agrees as follows:

(i) Extension of Covenants. The specified duration of any such restrictive covenant shall be extended with respect to a breaching Restricted Party by and for the term of any period during which such Restricted Party is in violation of such covenant, but for clarity, the duration of such restrictive covenants for any non-breaching Restricted Party shall not be so extended.

(ii) Covenants Not Exclusive. Such restrictive covenants are in addition to any rights Buyer, the Company, any of their Affiliates or any other party hereto may have in law or at equity. Further, the restrictive covenants set forth herein are in addition to, and not in substitution or in lieu of, any similar covenants that may be applicable to such Restricted Party pursuant to any employment, consulting, stock option or any other agreements entered into by such Restricted Party on one hand and the Buyer, the Company or any of their Affiliates on the other hand; provided, however, such other similar covenants that may be applicable to such Restricted Party shall not operate to amend, alter, or modify any of the terms of this Agreement.

(iii) Enforcement. If, at the time of enforcement of Section 7.3 a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise or blue pencil the restrictions contained therein to cover the maximum period, scope and area permitted by Law.

(iv) No Adequate Remedy at Law. Such Restricted Party understands that as an owner and/or employee or executive of the Buyer, the Company or any of their Affiliates, such Restricted Party’s competition with the Buyer, the Company and their Affiliates would result in irreparable harm to the business of such Persons, and that the Buyer is relying on such Restricted Party entering into these restrictive covenants as a material condition to the transactions contemplated by this Agreement. It is further agreed that money damages will be insufficient for damages suffered by a Party in the event that such another Party breaches any of the restrictive covenants set forth in Section 7.2 or this Section 7.3. Therefore, if a Party shall institute any action or proceeding to enforce a restrictive covenant in Section 7.2 or this Section 7.3, the breaching Party hereby waives the claim or defense that the other Party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law. The Parties agree that the provisions of Section 7.2 and this Section 7.3 are necessary and reasonable to protect the Buyer, the Company, the Seller Parties, and their Affiliates in the conduct of their business, their customer and client relationships, its goodwill, the stability of its workforces, and their secret, confidential and proprietary information, and, therefore, to provide each Party with the benefit of its bargain in this Agreement. Each Party agrees that in the event such Party breaches Section 7.2 or this Section 7.3, the injured Party will be entitled to seek to obtain specific performance and other injunctive relief and any other remedy legally available. Such breaching Party further agrees to waive any requirement for securing or posting of any bond in connection with such remedies.

7.4 Regulatory Approvals. The Company and the Seller Parties shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that is necessary in order to obtain the approval of any Governmental Authority, whether federal, state, local, or foreign, which may be required in connection with the consummation of the transactions contemplated by this Agreement. The Company and the Seller Parties shall use commercially reasonable efforts to obtain, and to cooperate with Buyer to obtain, all such approvals and shall pay any associated filing fees payable by the Seller Parties with respect to such approvals. The Company and the Seller Parties shall promptly inform Buyer of any material communication between the Company and/or the Seller Parties, on the one hand, and any Governmental Authority regarding any of the transactions contemplated hereby.

7.5 Access to Information; Cooperation with Audit; Reporting.

(a) From the date of this Agreement through the Closing, (i) the Company shall afford Buyer and its Representatives, upon reasonable advance notice, reasonable access during regular business hours to: (A) all of the properties, books, contracts, employees, and records of the Company, (B) view-only access to all bank accounts and deposit accounts maintained by the Company, including online banking portals and transaction histories, (C) all IT Systems, software and databases maintained by or on behalf of the Company, and (D) all other information concerning the business, properties, assets, liabilities, and personnel of the Company as Buyer may reasonably request, and (ii) the Company shall provide to Buyer and its Representatives true, correct, and complete copies of (A) internal financial statements (including monthly), bank statements for the twelve (12)-month period preceding the date of this Agreement, and aged accounts receivable and accounts payable reports, (B) Tax Returns, Tax elections, and all other records and workpapers relating to Taxes of the Company, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party, and (D) records for any Taxes paid to any domestic or foreign Tax authorities by the Company. The Company shall cause its officers, employees and accountants to cooperate with Buyer and its Representatives in connection with such access and to respond promptly to reasonable requests for information. Each of the Parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

(b) During the period from the date of this Agreement through the Closing Date, the Company and the Seller Parties shall, and shall cause their respective accountants and Representatives to, cooperate fully with Buyer and its auditors in connection with the preparation of the audited financial statements required pursuant to Section 9.2(c), including by providing access to books, records, workpapers and personnel, executing management representation letters and facilitating access to the Company’s independent accountants and their workpapers. Following the Closing and for a period of one hundred eighty (180) days thereafter, the Seller Parties shall continue to reasonably cooperate with Buyer and its auditors in connection with the completion and filing of any such financial statements, including by executing management representation letters.

(c) During the period from the date of this Agreement through the Closing Date, the Company shall provide Buyer with (a) monthly unaudited financial statements within fifteen (15) days after the end of each calendar month and (b) prompt written notice of any material variance from the Interim Budget or any material change in the Company’s cash position.

7.6 Conduct of Business.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing Date, the Company shall (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organization, maintain satisfactory relationships with customers, suppliers and other Persons having material business relationships with the Company, and keep available the services of its officers and key employees, and (iii) maintain its assets and properties in good working condition consistent with past practice. Without limiting the generality of the foregoing, during such period the Company shall not (and the Seller Parties shall cause the Company not to) take any action or omit to take any action which if taken (or omitted) during the period beginning on the date of the Base Balance Sheet and ending on the date of this Agreement, would have been required to be disclosed on Schedule 3.11.

(b) During the period from the date of this Agreement through the Closing Date, the Company shall operate within an interim operating budget to be mutually agreed in good faith by the Company and Buyer as promptly as practicable following the date of this Agreement (the “Interim Budget”), and shall not exceed the aggregate expenditures contemplated thereby by more than 5% without Buyer’s prior written consent. The Company shall provide Buyer with monthly reports comparing actual expenditures against the Interim Budget.

(c) Notwithstanding the foregoing, with respect to expenditures reasonably necessary to comply with Law, preserve the Business, or to address bona fide emergencies, Buyer’s consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall respond to any consent request with respect to such matters within five (5) Business Days, and failure to respond within such period shall be deemed consent.

7.7 Exclusivity

(a) From the date of this Agreement through the earlier of the termination of this Agreement and the Closing Date, the Seller Parties and the Company will not, nor will they authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, facilitate, support, or induce the making, submission, or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain, or continue any communications or negotiations regarding, or deliver or make available to any Person any non-public information with respect to or take any other action similar to the foregoing regarding, any inquiry, expression of interest, proposal, or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse, or recommend any Acquisition Proposal or (iv) enter into any letter of intent, term sheet, indication of interest, or any contract contemplating or otherwise relating to any Acquisition Proposal. The Seller Parties and the Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(b) The Seller Parties shall promptly, and in any event within one (1) Business Day, notify Buyer orally and in writing after receipt by any Seller Party, the Company or any of their Representatives, of (i) any Acquisition Proposal, (ii) any inquiry, letter of intent, term sheet, indication of interest, proposal, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other written notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books, or records of the Company by any Person or Persons other than Buyer. Such notice shall include the identity of the Person making such Acquisition Proposal or inquiry and the material terms and conditions thereof. The Seller Parties shall keep Buyer informed of any material developments regarding any such Acquisition Proposal or inquiry. If any of the Seller Parties’ or the Company’s Representatives, in their capacity as such, take any action that the Seller Parties or the Company are obligated pursuant to this Section to cause such Representatives not to take, the Seller Parties and the Company shall be deemed for all purposes of this Agreement to have breached this Section.

7.8 Contribution of Other Assets. At or prior to the Closing, the Seller Parties shall, and shall cause their respective Affiliates to, contribute, assign, transfer and deliver to the Company, free and clear of all Liens (other than Permitted Liens), those Other Assets identified by Buyer in writing from Schedule 3.9(d) (to the extent not already owned by the Company), together with all right, title and interest therein, without any additional consideration. Buyer shall be entitled to rely conclusively on Schedule 3.9(d) and its designation of such Other Assets and shall have no liability for any errors or omissions therein or for any failure to identify any asset other than as so specified. In the event that any Other Asset is identified after the Closing Date that was not transferred at or prior to Closing, the Seller Parties shall, and shall cause their respective Affiliates to, promptly (and in any event within five (5) Business Days following Buyer’s written request) transfer such Other Asset to the Company, subject to Buyer’s prior written approval, free and clear of all Liens (other than Permitted Liens), without additional consideration. Notwithstanding anything to the contrary, neither Buyer nor the Company shall have any liability in connection with the identification, designation, transfer or receipt of any such Other Assets, including with respect to any Taxes, transfer costs or other liabilities arising therefrom, and neither Buyer nor the Company shall be deemed to assume any liabilities in connection with any such Other Assets. The Seller Parties shall execute and deliver such bills of sale, assignments, intellectual property assignments, domain name transfers and other instruments of transfer as Buyer may reasonably request to effect the foregoing. The foregoing shall not apply specifically and solely with respect to the Other Assets listed on Schedule 3.9(d) that constitute intellectual property (the “IP Assets”), and instead the Parties covenant and agree to negotiate in good faith and agree prior to the Closing, in consultation with their respective legal counsel and tax advisors, as to (i) whether the IP Assets will be assigned, contributed, or transferred to the Company at or before Closing, or be transferred or licensed to the Company or Buyer by another means (e.g. exclusive license with purchase option, or separately negotiated purchase at arm’s length); (ii) Buyer’s and Seller’s respective liability with respect to the costs incurred by the Seller for its Tax Advisors’ advice regarding such transfer of the IP Assets and the cost of a third-party valuation of the IP Assets; and (iii) Buyer’s and Seller’s respective liability with respect to any Taxes, transfer costs, or other liabilities arising from any agreed transfer or license of the IP Assets to the Company. For the avoidance of doubt, the IP Assets must be either transferred or assigned to the Company or be the subject of an agreement among the applicable parties for the sale, exclusive license with purchase option, or other agreed transfer of the IP Assets to the Company or Buyer at or prior to the Closing.

7.9 No Leakage. From the date of this Agreement through the Closing Date, the Seller Parties shall not, and shall cause the Company not to, take any action or permit any action to be taken that would constitute Leakage (other than Permitted Leakage). The Seller Parties shall promptly notify Buyer of any Leakage or Permitted Leakage that occurs after the date of this Agreement.

7.10 D&O Insurance. At or prior to the Closing, the Company shall acquire, at the sole expense of the Seller Parties, officers’ and directors’ liability “tail” insurance covering the persons who are presently covered by the Company’s officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Closing Date, providing coverage not less favorable than provided by such insurance in effect on the date hereof, which coverage shall be maintained for a period of at least six (6) years following the Closing Date. The entire amount of the premium for such insurance policies shall be paid in advance at or prior to the Closing.

7.11 Tariff Refund. Any proceeds from tariff refunds received by or on behalf of the Company shall be retained at the Company for working capital purposes and shall not be distributed to the Seller or the equity holders of the Company.

7.12 Name Change. As soon as reasonably practicable following Closing, the Seller shall change its legal name to a name that does not include “STEPR” or any confusingly similar variation thereof, and shall file all documents necessary to effect such name change with the applicable Governmental Authorities. From and after the Closing, the Seller shall not, and shall cause its Affiliates not to, use the name “STEPR” or any confusingly similar variation thereof in any manner whatsoever, including as a trade name, corporate name, domain name or social media identifier.

7.13 Designation of Preferred Stock. Prior to the Closing, the Certificate of Designation, substantially in the form attached hereto as Exhibit A, shall have been duly authorized by the Board of Directors of Buyer and filed with and accepted by the Secretary of State of the State of Delaware.

7.14 Exemption from Registration. The Equity Consideration to be issued in connection with the transactions contemplated hereby will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D and/or Regulation S promulgated thereunder. The Conversion Shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (a) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (b) an exemption from such registration exists and the Buyer receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Buyer, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates representing such shares of Buyer Common Stock will bear an appropriate legend and restriction on the books of Buyer’s transfer agent to that effect.

7.15 Share Reservation. As of the Closing, Buyer shall have reserved from its duly authorized capital stock not less than the maximum number of Conversion Shares issuable upon conversion of all of the Equity Consideration (assuming for purposes hereof that each of the F1 Scaling Factor, F2 Scaling Factor and F3 Scaling Factor is equal to 1.000 and the Equity Consideration is convertible at the applicable Conversion Price equal to the lowest price permissible under the Nasdaq Minimum Price Rule). Buyer shall at all times maintain sufficient authorized but unissued shares of Buyer Common Stock to permit the conversion in full of all outstanding Equity Consideration.

7.16 Registration Rights. At the Closing, Buyer and Seller shall have executed and delivered a Registration Rights Agreement in substantially the form attached hereto as Exhibit C.

7.17 Short Selling and Hedging Restrictions. From the date of this Agreement through the later of (x) the final conversion of all Equity Consideration into Conversion Shares and (y) the expiration of the Standstill Period, each Seller Party shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly: (i) engage in any Short Sale (as defined below) of any securities of Buyer; (ii) enter into any swap, hedge, derivative, put, call or other transaction or arrangement that has the effect of transferring to any other Person, in whole or in part, any of the economic risk of ownership of Buyer Common Stock or any other securities of Buyer (including any Equity Consideration or Conversion Shares); (iii) engage in any transaction or activity that would reasonably be expected to cause or contribute to a decline in the market price of Buyer Common Stock, including during any VWAP Measurement Period (as defined below); or (iv) instruct, encourage or facilitate any other Person to do any of the foregoing; provided, however, that this Section 7.18 shall not restrict any transaction or arrangement referencing securities of Buyer that do not constitute Equity Consideration or Conversion Shares; and provided, further, that notwithstanding the foregoing or Section 7.15, a Seller Party may transfer Equity Consideration, including any pre-conversion interests therein, (x) to such Seller Party’s immediate family members or to a trust or similar estate-planning vehicle for the benefit of such immediate family members, or (y) upon such Seller Party’s death, to such Seller Party’s estate, heirs, legatees or beneficiaries, in each case so long as (1) the transferee agrees in writing, for the benefit of Buyer, to be bound by all transfer, lock-up, hedging, short-selling and standstill restrictions applicable to the transferor under this Agreement (including Sections 7.14, 7.17 and 7.18), and (2) such transfer is made in compliance with applicable securities Laws. For purposes hereof, (A) “Short Sale” means a “short sale” as defined in Rule 200 of Regulation SHO under the Exchange Act, including all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps, and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers, and (B) “VWAP Measurement Period” means each ten (10)-Trading Day period used to determine the applicable Conversion Price pursuant to Section 2.3.

7.18 Standstill. From the Closing Date through the second (2nd) anniversary of the Closing Date (the “Standstill Period”), each Seller Party shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, without the prior written consent of Buyer: (i) acquire or agree to acquire, by purchase, tender offer, exchange offer, or otherwise, any equity or debt securities of Buyer or any of its Affiliates (other than the Equity Consideration and Conversion Shares received pursuant to this Agreement); (ii) make, or in any way participate in, any solicitation of proxies or consents to vote, or seek to advise or influence any Person with respect to the voting of, any securities of Buyer; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or other extraordinary transaction involving Buyer or any of its Affiliates; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of Buyer; (v) call or seek to call any meeting of stockholders of Buyer; or (vi) seek representation on the Board of Directors of Buyer (other than pursuant to any board observer rights expressly granted under any Employment Agreement). Notwithstanding the foregoing, this Section shall not prohibit any Seller Party from (i) acquiring securities pursuant to this Agreement, dividend reinvestment or other non-volitional transactions, (ii) privately communicating with Buyer’s board or management in a manner that would not reasonably be expected to require public disclosure or to compel Buyer to take any action otherwise prohibited by this Section, (iii) voting securities in its sole discretion, (iv) participating in broadly available tender or exchange offers recommended or not opposed by Buyer’s Board of Directors, (v) making confidential waiver requests to Buyer, or (vi) taking any action required to comply with fiduciary, trustee or legal obligations.

7.19 Securities Law Acknowledgment. Each Seller Party acknowledges and agrees that: (i) upon receipt of the Equity Consideration (and following conversion thereof, the Conversion Shares), such Seller Party may be deemed an “affiliate” of Buyer for purposes of Rule 144 under the Securities Act and may be subject to the reporting requirements of Section 13 or Section 16 of the Exchange Act; (ii) such Seller Party shall comply with all applicable federal and state securities laws in connection with any subsequent offer, sale or transfer of the Equity Consideration or the Conversion Shares, including Rule 144 volume and manner of sale limitations; (iii) such Seller Party shall not offer, sell or otherwise dispose of any Equity Consideration or Conversion Shares except in compliance with the Securities Act and applicable state securities laws; and (iv) such Seller Party agrees to be subject to Buyer’s insider trading policy as in effect from time to time, including any applicable trading blackout periods, and shall not engage in any transaction in Buyer securities while in possession of material non-public information regarding Buyer or the Company.

7.20 Notification of Certain Matters. During the period from the date of this Agreement through the Closing Date, the Company and the Seller Parties shall promptly (and in any event within five (5) Business Days after any Seller Party or the Company obtains knowledge thereof) notify Buyer in writing of (a) any event, fact or circumstance that would cause any representation or warranty of the Company or any Seller Party set forth in this Agreement to be untrue or inaccurate in any material respect, (b) any material breach of any covenant or agreement of the Company or any Seller Party, (c) any event, fact or circumstance that would reasonably be expected to result in the failure of any condition to Closing set forth in Section 9, or (d) any material adverse development relating to the Business, the assets, liabilities, condition (financial or otherwise), or results of operations of the Company. Each such notification shall describe the relevant matter in reasonable detail and shall specifically identify the representation, warranty, covenant or condition to which it relates. No notification under this Section shall cure or be deemed to cure any breach of, or inaccuracy in, any representation or warranty made as of the date hereof. Solely with respect to matters first arising after the date hereof (and not existing, in whole or in part, on or prior to the date hereof), the Company may include disclosure of such matters in the Update Certificate, which disclosure shall be deemed to supplement or amend the Disclosure Schedules solely for purposes of determining the satisfaction of the condition set forth in Section 9.2(a) with respect to the representations and warranties made as of the Closing Date and for no other purpose. Notwithstanding the foregoing or anything to the contrary in this Agreement, no notification under this Section and no supplement, amendment or update to the Disclosure Schedules (whether included in the Update Certificate or otherwise) shall be deemed to cure or qualify any breach of, or inaccuracy in, any representation or warranty, or to supplement or amend the Disclosure Schedules, for purposes of the indemnification obligations of the Seller Parties under Section 8, and for all such indemnification purposes each representation and warranty shall be construed as if no such notification, supplement, amendment or update had been made or delivered, and Buyer’s right to indemnification shall not be affected by any such notification, supplement, amendment or update or by Buyer’s decision to proceed with the Closing after receipt thereof. Notwithstanding anything herein to the contrary, no such notification, supplement, amendment or update shall be given any effect, for purposes of either the conditions set forth in Section 9.2 or the indemnification obligations of the Seller Parties under Section 8, to the extent the matter disclosed therein results from, arises out of or relates to any breach of any covenant or agreement of the Company or any Seller Party set forth in this Agreement (including Section 7.6). For the avoidance of doubt, Buyer shall retain its right not to consummate the

Closing pursuant to Section 9.2 to the extent the matters disclosed in any such notification, supplement, amendment or update, individually or in the aggregate, constitute or would reasonably be expected to constitute a Company Material Adverse Effect.

7.21 Secured Note.

(a) The Parties acknowledge that certain deliverables in connection with the Secured Note and any related pledge, security and guarantee arrangements remain to be completed following the date of this Agreement. Following the date of this Agreement, the Parties shall cooperate in good faith and use their respective reasonable best efforts to prepare, execute, deliver, file and record, as promptly as practicable, all documents and instruments, and to take all other actions, reasonably necessary or desirable to complete such deliverables, including documenting assumption of obligations, obtaining and recording any lien releases, payoff or discharge letters, UCC or other financing statements or terminations and third-party consents, and perfecting the security interests contemplated thereby. Each Party shall promptly provide such information, execute such documents and take such further actions as any other Party may reasonably request in furtherance of the foregoing, it being the intention of the Parties to finalize such matters expeditiously following the date of this Agreement.

(b) From and after the effective date of the Secured Note and until the earlier of the Closing Date and the termination of this Agreement, Buyer may, in its sole discretion, make advances to the Seller under the Secured Note in such amounts and at such times as set forth in the Secured Note; provided that the aggregate outstanding principal amount of all advances shall not exceed $1,500,000. In the event this Agreement is terminated prior to the Closing, the Secured Note shall survive such termination in accordance with their respective terms and all amounts outstanding thereunder shall remain due and payable in accordance therewith.

7.22 Further Assurances. Each of the Parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 8. INDEMNIFICATION AND RELATED MATTERS.

8.1 Survival; Risk Allocation.

(a) Survival. All representations and warranties set forth in this Agreement or in any certificate or instrument delivered in connection herewith shall survive the Closing Date until the Applicable Limitation Date of such representation and warranty. For purposes of this Agreement, the term “Applicable Limitation Date” means the 18 month anniversary of the Closing Date; provided, that (i) the Applicable Limitation Date with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.3(b) (Non-Contravention), Section 3.4 (Capitalization), Section 3.5 (No Subsidiaries), Section 3.9 (Title and Sufficiency of Assets), Section 3.24 (Affiliate Transactions), Section 3.25 (Brokerage), Section 4.1 (Ownership of Shares), Section 4.2 (Organization and Corporate Power), Section 4.3 (Authorization of Transactions), Section 4.4(b) (Non-Contravention), Section 4.6 (Brokerage), Section 5.1 (Organization and Power), Section 5.2 (Authorization of the Transactions), Section 5.3(b) (Non-Contravention) and Section 5.5 (Brokerage) (collectively, together with the representations and warranties set forth in Section 3.18 (Taxes), the “Fundamental Representations”) and the Buyer Fundamental Representations shall be the date which is the six (6) year anniversary of the Closing Date, (ii) the Applicable Limitation Date with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.18 (Taxes) shall be the date which is sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), and (iii) the Applicable Limitation Date with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.14 (Intellectual Property) shall be the date which is the three (3) year anniversary of the Closing Date.

8.2 Indemnification.

(a) Indemnification for Seller Party Breaches. Subject to each of the limitations set forth in this Section 8, after the Closing, the Seller Parties shall indemnify and hold harmless Buyer and its Affiliates (including the Company following the Closing) and their respective officers, directors, employees, stockholders, members, agents, representatives, successors, Affiliates and permitted assigns from and against any Losses which such Person suffers, sustains or becomes subject to, directly or indirectly, as a result of, related to or in connection with the matters set forth in clauses (i) through (viii) below, without duplication; provided, however, that (x) TF Trust and Hayden Thorneycroft shall be jointly and severally liable with each other for fifty percent (50%) of any such Losses (the “Thorneycroft Indemnity Share”), and (y) Daniel Alenaddaf and AFS shall be jointly and severally liable with each other for fifty percent (50%) of any such Losses (the “AFS Indemnity Share”). For the avoidance of doubt, the Thorneycroft Indemnity Share and the AFS Indemnity Share shall together equal one hundred percent (100%) of any indemnifiable Losses of Buyer and its Affiliates, severally and not jointly, and no other Seller Parties will be required to indemnify or hold harmless Buyer or its Affiliates and their respective officers, directors, employees, stockholders, members, agents, representatives, successors, Affiliates and permitted assigns pursuant to this Section 8.2.

(i) any inaccuracy or breach of any representation or warranty made by the Company, the Seller Representative or any Seller Party contained in this Agreement or any Ancillary Agreement (including any certificate delivered by or on behalf of such Persons in connection herewith or therewith);

(ii) any failure to perform or breach of any covenant or agreement herein or in any Ancillary Agreements by the Company (prior to the Closing), the Seller Representative or any Seller Party;

(iii) any Seller Taxes;

(iv) any unpaid Transaction Expenses of the Company, the Seller Representative or the Seller Parties (provided such Transaction Expenses are not unpaid due to Buyer’s breach of Section 2.2(a)),

(v) any Indebtedness of the Company (other than Repaid Indebtedness) and/or any Leakage (other than Permitted Leakage);

(vi) any Liability, costs, expense, Taxes or other Losses relating to the Other Assets, including the transfer of such Other Assets to the Company or other designee (except as mutually agreed with respect to the IP Assets pursuant to Section 7.8);

(vii) any Liability relating to the CF Offering or SPV Repurchase;

(viii) any Losses arising out of, relating to or resulting from (A) any payment, consideration or other amount paid, payable or alleged to be payable to any equityholder, optionholder or participant in the Plan or to any direct or indirect equityholder of the Company, whether through, under or in connection with the Plan or otherwise, (B) any other Liabilities (including Taxes) arising out of, relating to or resulting from the Plan, the Plan Rules or any option or award granted thereunder, and (C) any claim, allegation, assertion or determination that any option or award granted under the Plan is or was not "underwater", including any Losses arising out of, relating to or resulting from the inaccuracy of any representation or statement made to the Buyer to such effect.

(b) Buyer Indemnification. Subject to each of the limitations set forth in this Section 8, after the Closing, Buyer shall indemnify and hold harmless each Seller Party and its respective officers, directors, employees, agents, representatives, successors and permitted assigns from and against any Losses which such Person suffers, sustains or becomes subject to, directly or indirectly, as a result of, related to or in connection with:

(i) any inaccuracy or breach of any representation or warranty made by Buyer contained in this Agreement (including any certificate delivered by or on behalf of Buyer in connection herewith);

(ii) any failure to perform or breach of any covenant or agreement by Buyer contained in this Agreement or the Ancillary Agreements; or

(iii) any Liability, costs, expense, or Taxes for which Buyer has specifically agreed to be responsible herein or in an Ancillary Agreement.

(c) Limitations on Indemnity. The indemnification provided for in Section 8.2(a) and Section 8.2(b) above is subject to the following limitations:

(i) A Person required to indemnify and hold harmless another Person under this Section 8.2 (each, an “Indemnifying Party”, and together “Indemnifying Parties”), shall have no indemnification obligation in respect of claims made pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) unless the Person entitled to such indemnification (the “Indemnified Party”) gives written notice of the claim to the Indemnifying Party in accordance with the procedures set forth herein on or before the Applicable Limitation Date. If an Indemnified Party delivers such written notice of a claim on or prior to the Applicable Limitation Date, then the Indemnifying Party’s indemnification obligation in respect of the claims described in the notice shall survive the Applicable Limitation Date, notwithstanding that the representations and warranties or covenants and agreements on which such claim is based have expired.

(ii) With respect to claims for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), all “material,” “Material Adverse Effect” or any similar qualifiers shall be disregarded for purposes of determining the amount of any Losses that are the subject of such indemnification claims; provided that such qualifiers shall not be disregarded for purposes of determining whether a breach of the applicable representation or warranty has occurred, or for purposes of determining whether such representation or warranty expressly required disclosure on a schedule.

(iii) Recovery by Indemnified Parties of their indemnifiable Losses in aggregate will be subject to the following limitations:

A. With respect to indemnifiable Losses claimed under Section 8.2(a)(i) or Section 8.2(b)(i) (other than (x) in respect of breaches of Fundamental Representations or Buyer Fundamental Representations, as applicable and/or (y) in the case of fraud), the Indemnifying Parties shall not have an obligation to indemnify any Indemnified Parties, unless and until the amount of such claim exceeds $7,500 (the “De Minimis Amount”), and all such Losses in respect of any claim or series of related claims which do not exceed the De Minimis Amount shall be excluded in their entirety from calculations with respect to the Aggregate Cap.

B. Except to the extent indemnifiable Losses arise out of fraud, with respect to (x) breaches of the Fundamental Representations (other than the representations and warranties set forth in Section 3.9 (Title and Sufficiency of Assets) and Section 3.24 (Affiliate Transactions)) or Buyer Fundamental Representations, as applicable and (y) Losses claimed under Section 8.2(a)(ii) through Section 8.2(a)(viii), Section 8.2(b)(ii) or Section 8.2(b)(iii), an Indemnified Party may recover Losses in the aggregate up to the aggregate total dollar value of the AFS Loan Repayment Amount, Shareholder Cash Consideration, and Equity Consideration actually received by the Seller or to which Seller actually becomes entitled to receive (the “Aggregate Cap”). For purposes of the Aggregate Cap, the value of any Equity Consideration shall be determined upon crystallization—(I) for shares that have converted into Buyer Common Stock, based on the applicable Conversion Price, (II) for shares that are redeemed, based on the applicable Redemption Amount (as defined in the Certificate of Designation), and (III) shares that have not yet been redeemed or converted into Buyer Common Stock shall, upon their subsequent redemption or conversion, be valued at their actual crystallized value determined in accordance with clause (I) or (II) above, as applicable, and the Aggregate Cap shall be trued-up accordingly to reflect such actual crystallized value. For the avoidance of doubt, any claim for which the Indemnified Party has timely delivered written notice on or prior to the Applicable Limitation Date shall be measured against, and recoverable up to, the Aggregate Cap as so crystallized.

C. Except to the extent indemnifiable Losses arise out of fraud, with respect to breaches of the representations and warranties set forth in Section 3.9 (Title and Sufficiency of Assets) and Section 3.24 (Affiliate Transactions), the applicable Indemnified Party may in no event recover Losses in the aggregate in excess of 30% of the Aggregate Cap.

D. Except to the extent indemnifiable Losses arise out of fraud, with respect to indemnifiable Losses claimed under Section 8.2(a)(i) or Section 8.2(b)(i) (other than (x) in respect of breaches of Fundamental Representations or Buyer Fundamental Representations, as applicable and/or (y) in the case of fraud), the applicable Indemnified Party may in no event recover Losses in the aggregate in excess of an amount equal to 10% of the Aggregate Cap.

E. Except to the extent indemnifiable Losses arise out of (v) fraud, (w) an inaccuracy or breach of any Fundamental Representation or Buyer Fundamental Representation, as applicable or (x) Section 8.2(a)(ii) through 8.2(a)(viii) or Section 8.2(b)(ii), the Indemnifying Party shall not be obligated for indemnification hereunder in respect of any Losses for which indemnity is sought pursuant to Section 8.2, except to the extent the cumulative amount of such Losses exceeds $189,000 (the “Deductible”).

F. Notwithstanding anything in this Section 8 to the contrary, in the event that the Indemnified Party suffers any Losses by reason of a party’s fraud, such Indemnified Party shall be entitled to seek recovery (and recover) therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

G. Each Indemnified Party entitled to indemnification hereunder shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Losses for which such Indemnified Party is entitled to be indemnified under this Section 8 upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only as reasonably necessary to remedy the breach which gives rise to the Losses; provided that (I) the reasonable costs of such mitigation shall be Losses subject to applicable indemnification hereunder, (II) this provision shall not otherwise be used to deny an Indemnified Party any right to seek indemnification under this

Agreement, (III) nothing in this provision or otherwise shall require Buyer to assert any rights against any clients, customers, suppliers and vendors of the Company and any of its Subsidiaries and (IV) no Indemnified Party shall be obligated to institute any legal action against any Person in any such mitigation effort.

H. For purposes of this Agreement, “fraud” shall mean actual and intentional common law fraud under Delaware law with respect to the making of an express representation or warranty set forth in this Agreement or in any certificate or Disclosure Schedule delivered pursuant to this Agreement, committed by the Party against whom such claim is asserted, with actual knowledge that such representation or warranty (or that the omission of a fact necessary to make such representation or warranty not misleading) was false or misleading when made and with the specific intent to induce reliance thereon. Fraud shall not include constructive fraud, equitable fraud, negligent misrepresentation or any claim based on extra-contractual statements or projections.

(d) Procedures.

(i) Third-Party Claims. If an Indemnified Party seeks indemnification under this Section 8 as a result of a claim against such Indemnified Party by a third Person (a “Third-Party Claim”), such Indemnified Party shall give written notice to the Indemnifying Party after receiving written notice of any Third-Party Claim, describing the claim and the estimated amount of the potential Losses arising therefrom (if then estimable by the Indemnified Party); provided that the failure to so notify the Indemnifying Party of such Third-Party Claim shall not relieve the Indemnifying Party of any of its obligations under this Section 8 with respect to the indemnification of such Third-Party Claim except to the extent the Indemnifying Party would be entitled to assume and maintain the defense of such Third-Party Claim in accordance with the terms and conditions of this Section 8.2(d)(i) and such failure to provide notice of such Third-Party Claim shall have materially and adversely prejudiced the Indemnifying Party in its ability to defend such Third-Party Claim. With respect to any such particular Third-Party Claim, the Indemnifying Party shall be entitled to assume the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth in this Section 8.2(d)(i) and Section 8.2(d)(ii)) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must (A) notify the Indemnified Party in writing (within ten (10) Business Days after the Indemnifying Party’s receipt of the notice of such Third-Party Claim from the Indemnified Party) that the Indemnifying Party is assuming the defense of such Third-Party Claim, and (B) the Indemnifying Party shall agree (in form and substance reasonably satisfactory to the Indemnified Party) to be fully responsible for all Losses relating to such claim (subject to the terms of this Agreement, including any applicable cap or Deductible set forth in Section 8.2(c)) and that it will provide indemnification (consistent with the terms of this Agreement and its obligations hereunder) to the Indemnified Party for all Losses relating to such claim (and the facts giving rise to such claim for indemnification).

(ii) Exceptions to Indemnifying Party’s Right to Defend. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves Losses that are reasonably expected to exceed the maximum amount for which such Indemnifying Party could be liable under this Section 8, (D) relates primarily to the Indemnified Party’s and/or any of its Affiliates’ on-going relationships with its employees, customers or suppliers or a claim by any Governmental Authority, or (E) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. For the avoidance of doubt, the right to defend any Third-Party Claim hereunder shall expressly include the obligation to post all appeal bonds, sureties, guaranties or similar obligations in connection with such Third-Party Claim or proceedings related thereto.

(iii) Participation by Indemnified Party. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has been advised by counsel that a material conflict of interest exists between the Indemnifying Party and the Indemnified Party.

(iv) Settlement. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if (A) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against any Indemnified Party and/or any of its Affiliates, (B) such settlement does not expressly fully and finally unconditionally release the Indemnified Party from all Liabilities with respect to such claim, with prejudice, (C) such settlement contains any admission of wrongdoing or Liability on behalf of any Indemnified Party or any of its Affiliates, or (D) such settlement could adversely affect any Tax or other Liability of the Indemnified Party.

(v) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof (a “Claim Notice”). Such Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure to give such written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have fifteen (15) Business Days after its receipt of such Claim Notice to respond in writing to such Direct Claim (the “Dispute Statement”). If a Dispute Statement is not received by the Indemnified Party within such fifteen (15) Business Day period, the amount set forth in the Claim Notice shall be deemed accepted by the Indemnifying Party. If the Indemnifying Party delivers to the Indemnified Party a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above, then the amount in dispute shall not be payable to the Indemnified Party until either (A) the Indemnifying Party and Indemnified Party jointly agree in writing to the resolution of the amount in dispute, or (B) a court of competent jurisdiction enters a final order regarding the claim and the amount in dispute. During the fifteen (15) Business Day response period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request.

(vi) Tax Claims. To the extent that there is any inconsistency between this Section 8.2(d) and Section 7.1 (Tax Matters) as it relates to any Tax Claim, the provisions of Section 7.1 (Tax Matters) shall control.

(e) Purchase Price Adjustments. For all Tax purposes, amounts paid to or on behalf of any Party as indemnification under this Agreement shall be treated as adjustments to the purchase price unless otherwise required by Law.

(f) Set-Off Right. Any indemnification obligation of the Indemnifying Parties finally determined pursuant to this Section 8 may, at Buyer’s election, be satisfied, in the following order of priority, by any one or more of the following: first, set-off against the Equity Consideration; second, set-off against the Shareholder Cash Consideration; and third, direct payment by the applicable Indemnifying Parties in cash, as follows:

(i) To the extent Buyer elects to satisfy any such indemnification obligation against the Equity Consideration to the extent that any shares of Series F1 Preferred Stock, Series F2 Preferred Stock or Series F3 Preferred Stock have not yet been converted into Buyer Common Stock, at the time such Equity Consideration converts into Buyer Common Stock in accordance with the Certificate of Designation, by the withholding from the shares of Buyer Common Stock otherwise issuable to the applicable Seller Parties upon such conversion of that number of shares equal to the amount of such indemnification obligation (or the remaining unsatisfied portion thereof) divided by the Set-Off Share Price as of the applicable conversion date, on a dollar-for-dollar basis.

(ii) To the extent any indemnification obligation (or any remaining unsatisfied portion thereof) is not satisfied in full against the Equity Consideration pursuant to clause (i), Buyer may elect to satisfy such obligation against the Shareholder Cash Consideration by deducting and withholding from the Shareholder Cash Consideration otherwise payable to the Seller an amount in cash equal to the amount of such indemnification obligation (or the remaining unsatisfied portion thereof), on a dollar-for-dollar basis.

(iii) Such set-off shall be allocated among the Seller Parties in proportion to their respective holdings of Equity Consideration. Each Seller Party agrees to execute and deliver such stock powers, transfer instruments and other documents as Buyer may reasonably request to effect any transfer or withholding of shares pursuant to this Section 8.2(f). For the avoidance of doubt, Buyer shall first exhaust the Equity Consideration before effecting any set-off against the Shareholder Cash Consideration, and shall exhaust both such sources before requiring direct payment in cash from the applicable Indemnifying Parties.

(iv) To the extent any Unresolved Claims exist at the time any Equity Consideration would otherwise convert into Buyer Common Stock, Buyer shall have the right to withhold from the shares otherwise issuable upon such conversion a number of shares equal to the lesser of (x) the Unresolved Claim amount and (y) the total value of shares otherwise issuable upon such conversion (in each case valued at the Set-Off Share Price as of the applicable conversion date), divided by the Set-Off Share Price as of such conversion date (such withheld shares, the “Reserve Shares”), and shall release the remaining shares to the applicable Seller Parties. To the extent any Unresolved Claims remain unsatisfied by the Reserve Shares and exist on or before the date upon which any Shareholder Cash Consideration becomes due, Buyer shall have the right to withhold from such payment an amount equal to the remaining Unresolved Claims until such claims are resolved. Upon final resolution of any Unresolved Claim: (x) if the Indemnified Parties are entitled to indemnification, Buyer shall retain from the Reserve Shares (and, to the extent applicable, any withheld Shareholder Cash Consideration) the amount of such Losses, valued (in the case of Reserve Shares) at the Set-Off Share Price as of the date of resolution, and shall promptly release any remaining Reserve Shares and withheld Shareholder Cash Consideration to the applicable Seller Parties; or (y) if the Indemnified Parties are not entitled to indemnification, all Reserve Shares and any withheld Shareholder Cash Consideration shall be promptly released to the applicable Seller Parties. For purposes of this Section, an “Unresolved Claim” means any indemnification claim for a Loss that has been asserted by an Indemnified Party and has not been finally resolved (whether by written agreement of the Parties or by final order of a court of competent jurisdiction).

(v) To the extent any Equity Consideration is redeemed (rather than converted) pursuant to Article 6 of the Certificate of Designation, Buyer may set off any indemnification obligation finally determined under this Section 8 against the Redemption Amount (as defined in the Certificate of Designation) otherwise payable to the applicable Seller Parties, applied against the redemption tranches as and when due.

(g) Exclusive Remedy; Fraud. Except in the case of any claims for fraud or for any claims for injunctive and provisional relief (including, but not limited to, specific performance), the indemnification provided pursuant to this Section 8 shall be the sole and exclusive remedy for any Losses resulting from or arising out of any breach or claim in connection with this Agreement; provided, however, that neither the foregoing nor anything else contained in this Agreement shall prevent or limit (whether a temporal limitation, a dollar limitation or otherwise) a Party’s cause of action or remedies in respect of claims for breach by any party of any Ancillary Agreements. Notwithstanding the foregoing and for the avoidance of doubt, the indemnification provided pursuant to this Section 8 with respect to claims arising from Section 8.2(a)(i), subject to all temporal and dollar limitations thereof, shall be the sole and exclusive remedy for any Losses resulting from or arising out of a breach of any certificate delivered by or on behalf of the Company, any Seller Party or the Seller Representative pursuant to Section 9.2(e). provided that the foregoing shall not apply to the Update Certificate or to any disclosures first set forth in the Update Certificate (including any such disclosures incorporated into any other certificate delivered pursuant to Section 9.2(e)), and nothing in this sentence shall limit, modify or otherwise affect Buyer’s rights and remedies with respect to the Update Certificate or any matter disclosed therein, which shall be governed by Section 7.20 and the other provisions of this Section 8.

(h) No Circular Recovery. No Seller Party may make any claim for indemnification against Buyer or the Company by reason of the fact that he, she or it was a controlling person, director, employee or representative of the Company or was serving as such at the request of the Company (whether such claim is pursuant to any statute, organizational documents, contract or otherwise) with respect to any claim brought by Buyer against such Seller Party relating to this Agreement or any ancillary document. Notwithstanding anything to the contrary, each Seller Party expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Buyer or the Company with respect to any claim brought against such Seller Party and covered by this Section 8.

SECTION 9. CONDITIONS TO CLOSING.

9.1 Conditions to Obligations of the Company and the Seller Parties. The obligations of the Company and the Seller Parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and the Seller Parties and may be waived by the Seller Representative in writing in its sole discretion without notice or liability to any Person):

(a) Representations & Warranties . (i) Each representation and warranty (other than the Buyer Fundamental Representations) made by Buyer in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (as if the Closing Date were substituted for the date of this Agreement throughout such representations and warranties) as though then made; provided, that to the extent such representations and warranties expressly relate to a particular date, such representations and warranties shall be true and correct in all respects on and as of such date; except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, in each case, without giving effect to any limitations as to “material,” “materiality,” “Material Adverse Effect” or any similar qualifier set forth therein; and (ii) the Buyer Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as though then made.

(b) Covenants. Buyer shall have complied in all material respects with all covenants and agreements required to be complied with by it pursuant to this Agreement at or prior to the Closing Date.

(c) Closing Certificate. The Seller Representative shall have received a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer, to the effect that each of the conditions set forth in Section 9.1(a) and Section 9.1(b) have been satisfied.

(d) Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any action have been taken by any Governmental Authority seeking any of the foregoing, and no statute, rule, regulation, or order shall have been enacted, entered, enforced, or reasonably deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal.

(e) Listing. The Buyer shall remain listed on Nasdaq or another national securities exchange as of immediately prior to the Closing.

(f) Guaranties. Seller shall have received a counterpart signature page to each assumption and release document required to be delivered pursuant to Section 9.2(e)(xv), duly executed by Buyer, which documents, for the avoidance of doubt, will provide that effective as of immediately prior to the Closing Buyer will assume such Guaranties from the applicable Seller Parties such that Seller Parties are fully released therefrom or, are otherwise held harmless in respect thereof.

(g) Employment Agreements. Alenaddaf and Thorneycroft shall have received their respective Employment Agreements, duly executed by the Buyer or Company, as applicable.

(h) Voting Agreement. Seller shall have received an agreement, in a form satisfactory to Buyer, pursuant to which Buyer covenants (subject to various exceptions to be included therein) to vote any and all shares of Company stock held by Buyer in favor of Thorneycroft and Alenaddaf being appointed to the Board of Directors of the Company (the “Voting Agreement”).

9.2 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in its sole discretion without notice or liability to any Person):

(a) Representations & Warranties. (i) Each representation and warranty (other than the Fundamental Representations) made by the Seller Parties or the Company shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (as if the Closing Date were substituted for the date of this Agreement throughout such representations and warranties) as though then made; provided, that to the extent such representations and warranties expressly relate to a particular date, such representations and warranties shall be true and correct in all respects on and as of such date; except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case, without giving effect to any limitations as to “material,” “materiality,” “Material Adverse Effect” or any similar qualifier set forth therein; and (ii) the Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as though then made.

(b) Covenants. The Company, the Seller Representative and the Seller Parties shall have complied in all material respects with all covenants and agreements required to be complied with by them pursuant to this Agreement at or prior to the Closing.

(c) Audited Financial Information. The Buyer shall have received the audited financial statements of the Company as of December 31, 2025 and December 31, 2024, and the related consolidated income statement, statement of operations, stockholders’ equity (if applicable), and cash flows for the Company for the respective fiscal years then ended, and an audited interim financial statements for any subsequent interim period, in each case, in form and substance reasonably acceptable to the Buyer.

(d) No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect since the date of this Agreement.

(e) Closing Deliveries. Buyer shall have received each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(d) has been satisfied;

(ii) a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer certifying: (A) that attached thereto is a true and complete copy of the certificate of incorporation of the Company; (B) that attached thereto is a true and complete copy of the bylaws of the Company as in effect on the Closing Date; (C) that attached thereto is a true and complete copy of all resolutions adopted by the board of directors of the Company and the Seller authorizing the execution, delivery and performance of this Agreement; and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (D) that attached thereto is a true and complete certificate of good standing of the Company; and (E) to the incumbency and specimen signature of each officer of the Company executing this Agreement and the Ancillary Agreements.

(iii) a certificate of the secretary or an assistant secretary of the Seller dated the Closing Date, in form and substance reasonably satisfactory to Buyer certifying: (A) that attached thereto is a true and complete copy of the organizational documents of the Seller; (B) that attached thereto is a true and complete copy of all resolutions adopted by the equityholders and applicable governing body of the Seller authorizing the execution, delivery and performance of this Agreement; and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; and (C) to the incumbency and specimen signature of each officer of the Seller executing this Agreement and the Ancillary Agreements.

(iv) except (A) with respect to Alenaddaf and Thorneycroft, each of whom is expected to continue to serve as a director of the Company until the date the F2 Equity Consideration is converted into Conversion Shares, and (B) as otherwise approved by Buyer, resignations from each director and officer of the Company, in form and substance reasonably acceptable to Buyer;

(v) (A) a correct, complete and duly executed certificate, dated within thirty (30) days prior to the Closing Date, stating that the Company is not, and has not been for the relevant period described in Code Section 897(c)(1)(A)(ii), a “United States real property holding corporation” within the meaning of Code Section 897(c)(2), and (B) evidence that the Company has mailed a notice in accordance with the provisions of Treasury Regulations Section 1.897-2(h) to the IRS with respect to the certificate described in clause (A);

(vi) a counterpart signature page to each Ancillary Agreement, executed by the Company, Seller Representative, Seller Parties or other party thereto (as applicable);

(vii) all consents, waivers, authorizations, and approvals of any Governmental Authority and of any other Person listed on Schedule 9.2(e)(vii) in forms reasonably satisfactory to Buyer;

(viii) evidence of termination in forms reasonably satisfactory to Buyer of the Contracts set forth on Schedule 9.2(e)(viii);

(ix) certificates representing the Purchased Shares, together with duly executed security powers, in proper form for transfer and reasonably satisfactory in form and substance to Buyer;

(x) certificates representing the Primary Shares, reasonably satisfactory in form and substance to Buyer;

(xi) a payoff letter issued by each of the Persons set forth on the Repaid Indebtedness Schedule, in a form reasonably satisfactory to Buyer, not earlier than five (5) Business Days prior to the Closing Date, which (A) sets forth the amounts required to repay in full all Indebtedness owed to such holder on the Closing Date, (B) sets forth the wire transfer instructions for the repayment of such Indebtedness to such holder, and (C) provides for a release of all Liens (or a commitment to release such Liens) granted by the Company to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness and the termination of all loan and collateral documentation evidencing such Indebtedness (collectively, the “Payoff Letters”);

(xii) evidence that the Company has obtained the officers’ and directors’ liability “tail” insurance pursuant to Section 7.10 and it is in full force and effect as of the Closing Date;

(xiii) an employment agreement for each of (A) Daniel Alenaddaf and (B) Hayden Thorneycroft, duly executed by the applicable counterparty (collectively, the “Employment Agreements”);

(xiv) evidence reasonably satisfactory to Buyer that the Seller Parties have contributed, assigned, transferred and delivered to the Company all Other Assets identified by Buyer in writing from Schedule 3.9(d) (other than the IP Assets), free and clear of all Liens (other than Permitted Liens), together with duly executed instruments of transfer in form and substance reasonably satisfactory to Buyer, and that such transfers have been completed and, to the extent applicable, duly recorded, and evidence reasonably satisfactory to Buyer that the Seller Parties have contributed, assigned, or transferred the IP Assets or otherwise executed an agreement with Buyer or Company with respect to license or transfer of such IP Assets as agreed upon by the Parties pursuant to Section 7.8;

(xv) at least three (3) Business Days prior to the Closing, fully prepared assumption and release documents in respect of the guaranties listed on Schedule 9.2(e)(xv) (the “Guaranties”), which documents shall be subject to Buyer’s right to review, duly executed by the applicable Seller Parties and the counterparties to such Guaranties; and

(xvi) from Assembled Brands (or its successors or assigns) (A) a written waiver or consent, in form and substance reasonably satisfactory to Buyer, confirming that the consummation of the transactions contemplated by this Agreement does not constitute a default, event of default, or change-of-control event under the terms governing the Indebtedness owed by the Company to Assembled Brands, and consenting to the transactions contemplated hereby, and (B) a certificate setting forth (x) the outstanding principal balance, accrued and unpaid interest, and any other amounts owing under such Indebtedness as of a date not earlier than five (5) Business Days prior to the Closing Date, and (y) a confirmation that no default or event of default exists under the terms governing such Indebtedness as of the date of such certificate;

(xvii) the Certificate of Designation shall have been filed with, and accepted by, the Secretary of State of the State of Delaware;

(xviii) Seller shall deliver the Voting Agreement, in a form satisfactory to Buyer, duly executed by the Company and the applicable Seller Parties; and

(xix) such other instruments and certificates as are reasonably necessary to consummate the transactions contemplated hereby and reasonably requested by the Buyer.

(f) Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any action have been taken by any Governmental Authority seeking any of the foregoing, and no statute, rule, regulation, or order shall have been enacted, entered, enforced, or reasonably deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal.

(g) SPV Repurchase. The repurchase, redemption, or other acquisition of all Company Stock and other equity interests of the Company held by STEPR CF Investors SPV, LLC (the “SPV Repurchase”) shall have been consummated, such that the Seller owns 100% of the issued and outstanding Company Stock free and clear of all Liens, and Buyer shall have received evidence of the foregoing reasonably satisfactory to Buyer, including releases from the equityholders of STEPR CF Investors SPV, LLC.

SECTION 10. TERMINATION.

10.1 Termination. This Agreement may be terminated:

(a) at any time prior to the Closing by mutual written agreement of Buyer and the Seller Representative;

(b) by Buyer if any of the Seller Representative, the Seller Parties or the Company shall have materially breached or violated any provision of this Agreement and such breach or violation, unless waived or cured, would prevent the satisfaction of a condition to the obligations of the Buyer contained in this Agreement; provided that a material breach described above shall not give rise to a right to terminate this Agreement under this Section 10.1(b) unless and until (i) Buyer delivers a written notice to the Seller Representative, notifying the Seller Representative of the breach (including a reasonable description thereof) and (ii) the breaching party fails to cure such breach within twenty (20) days after delivery of such written notice;

(c) by the Seller Representative if Buyer shall have materially breached or violated any provision of this Agreement and such breach or violation, unless waived or cured, would prevent the satisfaction of a condition to the obligations of the Company and the Seller Parties contained in this Agreement; provided that a material breach described above shall not give rise to a right to terminate this Agreement under this Section 10.1(c) unless and until (i) the Seller Representative delivers a written notice to Buyer, notifying Buyer of the breach (including a reasonable description thereof) and (ii) the breaching party fails to cure such breach within twenty (20) days after delivery of such written notice;

(d) by either Buyer or the Seller Representative if (i) the transactions contemplated hereby shall violate any order of any Governmental Authority that shall have become final and nonappealable or (ii) there shall be a Law, in either case, which makes the transactions contemplated hereby illegal or otherwise prohibited;

(e) by Buyer or the Seller Representative at any time after December 31, 2026, if the Closing shall not have occurred; provided, that the right to terminate this Agreement under this subsection (e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date;

provided that the Party seeking termination pursuant to clauses (b), (c) or (e) above is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, further that such notice of termination is provided in writing.

10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate and forthwith shall become null and void, and there shall be no liability on the part of the Company, the Seller Parties or Buyer hereunder, except that the obligations of the parties in Section 7.2 (Confidentiality), Section 7.21 (Secured Note), this Section 10.2, and Section 11 (Miscellaneous) will survive. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party from liability for fraud or Willful Breach occurring prior to such termination. For purposes of this Agreement, “Willful Breach” means a material breach of this Agreement that is a knowing and intentional act or failure to act undertaken by the breaching Party with actual knowledge that such act or failure to act would, or would reasonably be expected to, constitute a breach of this Agreement.

SECTION 11. MISCELLANEOUS.

11.1 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer and the Seller Representative or (b) by a waiver in accordance with Section 11.2; provided, that any proposed amendment to the last sentence of Section 11.6 may not be amended or modified except by an instrument in writing signed by all then current lenders (or agent(s) acting on behalf of such lenders) to Buyer.

11.2 Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 11.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.3 Specific Performance. Each Party agrees that in the event of a breach of this Agreement by such Party, money damages may be inadequate and the other Parties may have no adequate remedy at law. Accordingly, each Party agrees that each other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party to enforce this Agreement, each other Party, as applicable, hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.

11.4 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, and the consummation of the transactions contemplated hereby. For the avoidance of doubt, the Seller Parties shall be liable for all Transaction Expenses.

11.5 Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given for all purposes (a) when personally delivered by hand (with written confirmation thereof), (b) five (5) days after being sent by first class mail, return receipt requested, (c) one (1) day after being sent by express courier service or overnight delivery providing receipt of delivery, or (d) on the date sent by email (with confirmation of receipt) if sent prior to 5:00 p.m. (Eastern Time) on a Business Day or on the following Business Day if received after 5:00 p.m. (Eastern Time) or on a non-Business Day, in each case, to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to the Seller, the Seller Representative and/or the Seller Parties:	with a copy to (which shall not constitute notice):

STEPR PTY LTD	Hutchison PLLC
2 Activity Crescent Molendinar QLD 4214 Australia	701 Corporate Center Dr. Suite 250 Raleigh, NC 27607 USA
Attention: Daniel Alenaddaf; Hayden Thorneycroft
Email: •;•	Attention: Joshua M Hayes; Ashley K. Pittman
Email: •

If to Buyer or the Company (after Closing):	with a copy to (which shall not constitute notice):

Interactive Strength Inc.	Akin Gump Strauss Hauer & Feld LLP
1005 Congress Ave, Suite 925	One Bryant Park
Austin, Texas 78701	New York, New York 10036

Attention: Trent Ward; Ben Bartlett	Attention: Sergio Urias; Julia Boyd
Email: •	Email: •

11.6 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Buyer and the Seller Representative. Notwithstanding the foregoing to the contrary, Buyer may assign its rights and remedies under this Agreement (i) to any acquiror or successor in interest in connection with any direct or indirect sale, merger, consolidation or similar reorganization of Buyer or any sale of all or substantially all of the assets of Buyer and/or (ii) for collateral security purposes to any existing or future lender or group thereof (including without any limitation any agent, trustee or other representative acting on their behalf) providing financing to Buyer and/or any of its Affiliates and to any purchaser or other transferee in any foreclosure sale or other exercise of remedies thereby, and any such lenders (or agent, trustee or other representative) or such purchaser (or other transferee) may exercise all of the rights and remedies of Buyer hereunder, all without any further consent of the Seller Representative.

11.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

11.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

11.9 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.10 Entire Agreement. This Agreement, the Schedules and Exhibits identified in this Agreement, the Ancillary Agreements and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. For the sake of clarity, the Disclosure Schedules are incorporated into this Agreement.

11.11 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of scanned pages via electronic mail or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail or via electronic execution method (e.g. DocuSign) (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party to any such contract shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract and each such Party forever waives any such defense.

11.12 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim controversy or dispute), without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

(b) The Parties hereby acknowledge and agree that, to the fullest extent permitted by law, the survival periods and other limitations periods expressly set forth in this Agreement (including in Section 8) shall govern and control over any statute of limitations or other limitations period that would otherwise apply to any claim, controversy or dispute arising out of or relating to this Agreement, and that any such claim, including any claim for breach of any representation, warranty, covenant or agreement or for indemnification hereunder, may be commenced at any time prior to the expiration of the applicable survival period or other limitations period expressly set forth in this Agreement, notwithstanding any shorter statutory or other limitations period that would otherwise apply. To the fullest extent permitted by law, each Party hereby waives, and agrees not to assert, any statute of limitations or other limitations period that would otherwise bar or limit any such claim, provided such claim is commenced prior to the expiration of the survival period stipulated herein with respect thereto.

(c) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(d) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns and, solely with respect to Section 11.6, any lenders, agents, trustees, representatives, purchasers or other transferees identified in such Section 11.6 and their respective successor and assigns, any rights or remedies under or by virtue of this Agreement, except that any Person that is an Indemnified Party shall have the right to enforce the obligations contained in Section 8 herein.

11.14 Press Releases and Announcements; Confidentiality. No Party shall, without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), issue any press releases or make any public statements related to this Agreement or the transactions contemplated hereby; provided, however, that (a) any Party may make disclosures required by applicable Law or stock exchange rules (in which case the disclosing Party shall use commercially reasonable efforts to consult with the other Parties prior to making such disclosure), (b) Buyer may, without the prior consent of any Seller Party, make any filings with the SEC (including on Form 8-K), any stock exchange or as otherwise required or advisable under applicable securities Laws or the rules of any stock exchange, and may following the Closing make such public announcements regarding the transactions contemplated hereby as Buyer determines are reasonably necessary or appropriate, in each case provided that Buyer shall provide the Seller Representative with reasonable advance notice thereof and the opportunity to review and comment on any public announcements before they are made to the extent reasonable and consistent with Buyer’s legal and reporting obligations, (c) any Party may make disclosures to its respective officers, directors, employees, accountants, counsel, financial advisors and other representatives on a confidential need-to-know basis, and (d) prior to the Closing, no Seller Party shall make any announcement to the employees, customers or vendors of the Company regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer.

11.15 Releases. Each Seller Party hereby acknowledges and agrees that effective as of the Closing, on behalf of himself, herself, or itself and his, her or its respective heirs, beneficiaries, successors, assigns, creditors, Representatives, agents and Affiliates (the “Releasing Parties”), he, she or it hereby irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges Buyer, the Company and each of their respective current and former officers, directors, employees, agents, Affiliates, direct and indirect equity holders, lenders, advisors, representatives, successors and assigns (collectively, the “Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties or any of them, had, has, or may have had at any time in the past until and up through (and including) the Closing Date, against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company or his, her or its rights or status as a stockholder, indirect stockholder, warrantholder, optionholder, employee, independent contractor or any other service provider, manager, officer or director of the Company (collectively, “Causes of Action”); provided, however, that the foregoing release shall not apply to or encompass any claim such Releasing Party may have under this Agreement. In the case of each Seller Party, such Causes of Action include, without limitation, any and all claims of employment discrimination, harassment or retaliation and any and all claims regarding wage and hour law under any local, state or federal law or ordinance, including, but not limited to, Title VII or the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; or the Age Discrimination in Employment Act of 1967, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1966, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation and any equivalent Laws of any foreign jurisdiction, including any applicable employment, workplace relations, anti-discrimination, or occupational health and safety Laws; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. Notwithstanding anything to the contrary and for the avoidance of doubt, the release shall not apply to, and each Releasing Party expressly preserves, any claim against the Released Parties which claim: (i) arises under this Agreement or any Ancillary Agreement, (ii) is for fraud, (iii) is under federal or state securities laws to the extent such claim cannot be waived as a matter of law, or (iv) arises from acts or omissions first occurring after the Closing. In addition, the foregoing release shall not apply to any rights to receive consideration under this Agreement, any rights under the Registration Rights Agreement or the Certificate of Designation, or any indemnification or advancement rights expressly preserved in this Agreement. For the avoidance of doubt, nothing in this Section 11.15 shall expand, or entitle any Releasing Party to recover outside of or in excess of, the rights and limitations set forth in Section 8, which shall remain the sole and exclusive remedy to the extent provided therein. Each Seller Party hereby represents that he, she or it (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Furthermore, each Seller Party further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action. Each Seller Party hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement and each Ancillary Agreement, the scope and effect of the covenants and releases set forth herein, and all other matters encompassed by this Agreement and each Ancillary Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement and each Ancillary Agreement to which it is a party. Each Seller Party further represents and warrants that he, she or it has not relied upon the Company, Buyer or the Released Parties in deciding to enter into this Agreement or any Ancillary Agreement to which it is a party and has instead made its own independent analysis and decision to enter into this Agreement and to each Ancillary Agreement to which it is a party.

11.16 Seller Representative.

(a) The Seller Representative (or any successor thereto appointed in accordance with this Section 11.16) is hereby appointed the exclusive agent, proxy and attorney-in-fact for each of the Seller Parties. The Seller Representative shall have the authority to act for and on behalf of each of the Seller Parties, including, without limitation, (i) to consummate the transactions contemplated herein, (ii) to communicate to, and receive all communications and notices from, the Buyer, (iii) to do each and every act, implement any decision and exercise any and all rights which the Seller Parties are permitted or required to do or exercise under this Agreement or any of the exhibits, schedules, certificates, agreements or documents delivered in connection with this Agreement, (iv) to execute and deliver on behalf of any of the Seller Parties any amendment or waiver hereto or to any of the Ancillary Agreements, (v) to negotiate, settle, compromise and otherwise handle any post-closing adjustments and all claims for indemnification made by any Indemnified Party, (vi) to authorize delivery to an Indemnified Party of any funds and property in satisfaction of claims by such Indemnified Party, (vii) to object to such deliveries, (viii) to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, defend, participate in, settle, dismiss or otherwise terminate, as applicable, any litigation, action, proceeding or investigation relating to the Company, the Seller Parties, this Agreement, any of the Ancillary Agreements or any of the transactions contemplated by this Agreement or the Ancillary Agreements, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such litigation, action, proceeding or investigation, and (ix) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Seller

Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the Ancillary Agreements. The Seller Representative shall, in this regard, have all of the rights and powers which the Seller Parties would otherwise have and the Seller Parties agree that the Buyer and post-Closing, the Company shall be entitled to rely exclusively upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement and any of the foregoing matters. The Seller Representative shall for all purposes be deemed the sole authorized agent of the Seller Parties until such time as the agency is terminated. Each of the Seller Parties agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller Party. All decisions and actions (including, without limitation, documents executed and delivered) by the Seller Representative shall be binding upon all of the Seller Parties, and no such Seller Party shall have the right to object, dissent, protest or otherwise contest the same.

(b) The Agreements set forth in this Section 11.16 are solely among the Seller Parties and the Seller Representative and the Buyer shall have no liability or responsibility to the Seller Parties, the Seller Representative or any other Person with respect to the actions or inactions of the Seller Representative.

(c) The Seller Representative may be removed by the Seller Parties at any time upon the vote of the Persons who were the holders of a majority of the outstanding equity interests of the Company as of immediately prior to the Closing. Subject to the appointment and acceptance of a successor Seller Representative as provided below, the Seller Representative may resign at any time thirty (30) days after giving notice thereof to the Seller Parties. Upon any such removal or resignation, the Seller Parties may appoint a successor Seller Representative by a vote of the Persons who were the holders of a majority of the outstanding equity interests of the Company as of immediately prior to the Closing. If no successor Seller Representative shall have been appointed by the Seller Parties and accepted such appointment within twenty (20) days after the retiring Seller Representative’s giving of notice of resignation or the Seller Parties’ removal of the Seller Representative, then the retiring or removed Seller Representative may, on behalf of the Seller Parties, appoint a successor. Upon the acceptance of any appointment as the Seller Representative hereunder, such successor Seller Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Seller Representative, and the retiring or removed Seller Representative shall be discharged from its duties and obligations hereunder. After any retiring or removed Seller Representative’s resignation or removal, as applicable, hereunder as the Seller Representative, the provisions of this Section shall continue in effect for such retiring Seller Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Seller Representative.

(d) Notwithstanding anything to the contrary herein, the Seller covenants and agrees that it shall not wind up, dissolve, liquidate or otherwise cease to exist, and shall take all actions reasonably necessary to maintain its existence, until a successor Seller Representative reasonably acceptable to Buyer has been duly appointed and has accepted such appointment in accordance with this Section 11.16.

(e) The Seller Representative shall not incur any liability to any of the Seller Parties with respect to any action taken in reliance upon any note, direction, instruction, consent, statement or other document believed by the Seller Representative to be genuinely and duly authorized, or for any other action or inaction in its capacity as the Seller Representative, excepting only the fraud or willful misconduct of the Seller Representative. The Seller Representative may, in all questions arising hereunder, rely on the advice of legal counsel, and, for anything done, omitted or suffered in good faith by the Seller Representative based on such advice, the Seller Representative shall not be liable to any Seller Party while acting in its capacity as Seller Representative. Each Seller Party shall be liable on a pro rata basis, for any expenses (including, without limitation, reasonable attorneys’ fees and expenses) paid or incurred by the

Seller Representative in connection with the performance of its obligations as Seller Representative, including in the defense of any indemnification claim brought under Section 8.

* * * *

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first above written.

BUYER:

INTERACTIVE STRENGTH INC.

By: /s/ Trent Ward

Name: Trent Ward

Title: CEO

COMPANY:

STEPR, INC.

By: /s/ Daniel Alenaddaf

Name: Daniel Alenaddaf

Title: Chief Executive Officer

SELLER:

STEPR PTY LTD – ACN 660 939 079

By: /s/ Daniel Alenaddaf

Name: Daniel Alenaddaf

Title: Director

INDIRECT EQUITYHOLDERS:

Hayden Thorneycroft ATF the HG Thorneycroft Family Trust

By: /s/ Hayden Thorneycroft

Name: Hayden Thorneycroft

Title: Trustee

Australian Fitness Supplies Pty Ltd

By: /s/ Daniel Alenaddaf

Name: Daniel Alenaddaf

Title: Director

SUPPORTING PARTIES:

/s/ Hayden Thorneycroft

Hayden Thorneycroft

/s/ Daniel Alenaddaf

Daniel Alenaddaf

SELLER REPRESENTATIVE:

STEPR PTY LTD – ACN 660 939 079, solely in its capacity as Seller Representative

By: /s/ Daniel Alenaddaf

Name: Daniel Alenaddaf

Title: Director

EXHIBIT A

Certificate of Designation

EXHIBIT B

Accounting Principles

Exhibit B

EXHIBIT C

Form of Registration Rights Agreement

Exhibit C

EXHIBIT D

Form of Secured Note

Exhibit D